Exhibit 10.27

BRANCH PURCHASE AGREEMENT

By and Among

FIRST COMMUNITY BANK,

FIRST STATE BANCORPORATION

and

GREAT WESTERN BANK

Dated as of March 10, 2009

1

i

Exhibits

Annex A	Branch Offices
Exhibit 4.23	Form of Landlord’s Consent
Exhibit 4.25	Form of Tenant’s Estoppel Certificate
Exhibit 4.28	Form of Sublease to Seller
Exhibit 9.3(a)	Form of Bill of Sale
Exhibit 9.3(b)(i)	Form of Special Warranty Deed
Exhibit 9.3(b)(ii)	Form of Assignment and Assumption of Landlord Leases
Exhibit 9.3(b)(iii)	Form of Tenant Notice
Exhibit 9.3(c)(i)	Form of Assignment and Assumption of Tenant Leases
Exhibit 9.3(m)	Financing Statements
Exhibit 10.3	Form of Instrument of Assumption of Assumed Liabilities

Schedules

1.6(b)(i)	Deposit Premium Calculation
1.9	Purchase Price Allocation Methodology
4.8	Transition Procedures

This filing excludes schedules and exhibits, other than schedule 1.6(b)(i), Deposit Premium Calculation. The registrant agrees to furnish the excluded schedules and exhibits supplementally to the Securities and Exchange Commission upon request.

INDEX OF DEFINED TERMS

Page
2008 Trial Balance	19
ACH	6
Affiliates	51
Agreement	1
Applicable Laws	14
Assets	1
Assigned Permits	4
Assignment and Assumption of Landlord Leases	47
Assignment and Assumption of Tenant Leases	48
Assumed Liabilities	6
ATM	1
Automated Accounts	6
Automated Items	6
Book Value Schedule	36
Branch Account	24
Branch Account Report	24
Branch Business	12
Branch Deposits	6
Branch Offices	1
Business Day	10
Cash	1
Charter Acquisition	28
Closing	44
Closing Date	44
COBRA	42
Code	5
Comparable Position	40
Confidentiality Agreement	31
Contracts	4
Deductible	53
Deposit Premium	9
Deposits	6
Disagreement	10
Employee Benefit Plan	7
Employees	40
Employment Effective Date	40
Encumbrances	15
Environmental Laws	18
ERISA	5
ERISA Affiliate	5
Estimated Cash	8
Estimated Deposits	8

i

Estimated Loan Payment	8
Estimated Pro-Rata Adjustment	8
Estimated Target Amount	9
Estimated Transfer Amount	9
Estimation Date	8
Excluded Assets	5
Excluded Deposit	6
Excluded Liabilities	6
Excluded Loan	3
FDIA	6
FDIC	7
Federal Funds (Effective)	11
Federal Funds Rate	11
Final Allocation	11
Final Deposits	10
Final Settlement Date	10
Final Target Amount	10
Final Transfer Amount	10
Final Transfer Payment	10
GAAP	19
Governmental Entity	14
Hazardous Material	18
Indemnifying Party	52
Indemnitee	52
Injunction	45
Interest Period	11
IRA	8
IRS	11
Landlord Leases	16
Landlord’s Consent	38
Leased Personal Property	3
Leased Real Properties	3
Leasehold Improvements	4
Leases	3
Licensed IP	23
Loan Interest	3
Loans	2
Losses	51
Material Adverse Effect	12
Material Employee Benefit Plan	23
Notice of Disagreement	10
Owned ATMs	3
Other Liabilities	6
Owned Personal Property	3
Owned Real Properties	3
Parent	1

ii

Permits	14
Permitted Encumbrances	15
Person	17
Personal Property	3
Post-Closing Schedule	9
Properties	18
Proposed Final Allocation	11
Pro-Rata Adjustment	8
Purchaser	1
Purchaser Disclosure Letter	26
Purchaser Indemnified Parties	51
Purchaser Material Adverse Effect	27
Purchaser’s Account	9
Records	4
Requisite Regulatory Approvals	45
Retirement Accounts	6
Review Period	10
Safe Deposit Box Business	4
SBA Loan	21
Seller	1
Seller Disclosure Letter	11
Seller GAAP	19
Seller Indemnified Parties	52
Seller’s Account	9
Seller’s Knowledge	57
Survey	39
Tax Return	44
Taxes	44
Taxpayer Information	35
Tenant Leases	16
Tenant Notice	47
Tenant’s Estoppel Certificate	39
Termination Date	55
Third Party	52
Third Party Claim	52
TIN	34
Title Company	39
Transfer Taxes	43
Transferred Employee	40
WARN Act	14

iii

BRANCH PURCHASE AGREEMENT

THIS BRANCH PURCHASE AGREEMENT (this “Agreement”), is made this 10th day of March, 2009, by and among GREAT WESTERN BANK, a bank chartered under the laws of the State of South Dakota (“Purchaser”), on the one hand, and FIRST COMMUNITY BANK, a bank chartered under the laws of the State of New Mexico (“Seller”), and FIRST STATE BANCORPORATION, a New Mexico corporation (“Parent”), on the other hand.

W I T N E S S E T H:

WHEREAS, Seller desires to sell, and Purchaser desires to acquire and operate, the branch offices described on Annex A attached hereto (the “Branch Offices”), and in this regard, Seller desires to sell and Purchaser desires to acquire certain assets relating thereto, including certain real and personal property used in the operation of the Branch Offices and certain loans and deposits, all as set forth more fully in this Agreement, upon the terms and conditions set forth herein;

WHEREAS, Seller desires to assign to Purchaser and Purchaser desires to assume and discharge from Seller certain liabilities relating to the Branch Offices, including certain obligations and liabilities relating to the deposits of the Branch Offices, and certain other obligations of Seller, all as set forth more fully in this Agreement, upon the terms and conditions set forth herein; and

WHEREAS, Parent owns all of the issued and outstanding capital stock of Seller and in order to induce Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby, Parent agreed to execute, deliver and perform its obligations under this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 1.1 Purchase and Sale of Assets.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest in and to the following assets relating to the Branch Offices (collectively, the “Assets”) free and clear of all Encumbrances other than Permitted Encumbrances:

(i) Cash on Hand. All petty cash, vault cash, teller cash and automated teller machine (“ATM”) cash and any other cash at the Branch Offices or at the Owned ATMs (the “Cash“) as of the close of business on the Closing Date.

(ii) Loans. All loans and loan participations, or other extensions of credit, including overdrafts (whether specifically extended or courtesy) relating to any Deposits, interests in loan participations and assignments, customer liabilities on bankers acceptances, as well as legally binding commitments and obligations to extend credit (including any unfunded or partially funded revolving loans, lines of credit and overdraft lines of credit) (A) listed on Section 1.1(a)(ii) of Seller Disclosure Letter to the extent originated and serviced by the Branch Offices (exclusive of any reserves for loan losses) and all obligations of Seller to make additional extensions of credit in connection with such loans and loan participations, as such loans and loan participations may be increased, decreased, amended, renewed or extended in the ordinary course of business consistent with past practice and in compliance with Section 4.1(b), or (B) entered into in the ordinary course of business consistent with past practice and in compliance with Section 4.1(b) by Seller to the extent originated and serviced by the Branch Offices between the date indicated on Section 1.1(a)(ii) of the Seller Disclosure Letter and the close of business on the Closing Date and all obligations of Seller to make additional extensions of credit in connection with such loans and loan participations, as such loans and loan participations may be increased, decreased, amended, renewed or extended in the ordinary course of business consistent with past practice and in compliance with Section 4.1(b), in the case of each of clauses (A) and (B) immediately above together with any and all related promissory notes, liens, mortgages, deeds of trust, instruments, documentation, collateral, security, guarantees, documents, security and pledge agreements, insurance policies, financing statements, participation agreements, intercreditor agreements and other rights and interests, including all balances relating to such loans for which an escrow or other similar account is maintained under the terms of such loans, and in the case of each of clauses (A) and (B) immediately above only if, as of the close of business on the Closing Date, such loan, loan participation or extension of credit (w) has not been fully repaid, satisfied and discharged, (x) has not been charged off and is not classified as non-performing (which, for the avoidance of doubt, includes loans in non-accrual status, loans for which the collateral securing such loan has been repossessed or as to which collection efforts have been instituted or claim and delivery of foreclosure proceedings have been filed or are in the process of being filed, and loans in respect of which the obligor has filed a petition for relief under the United States Bankruptcy Code or otherwise has indicated a refusal to pay the loan as it becomes due), (y) is not a construction loan or for the acquisition or development of real property (in each case, including any refinancing thereof) and (z) unless expressly agreed to in writing by Purchaser prior to the Closing, is not an Excluded Loan (collectively, the “Loans”). Each Loan shall include the interest, fees, premiums, costs and other charges that have accrued on or been charged to the Loans but not received by Seller from the applicable borrower, or any guarantor, surety or other obligor therefor, or otherwise collected by offset, recourse to collateral or otherwise, all as set forth in Seller’s general ledger as of the close of business on the Closing Date (the “Loan Interest”). For purpose of this Agreement, An “Excluded Loan” means,(1) in respect of loans falling within clause (A) immediately above, any loan which, as of the close of business on the Closing Date: (I) is sixty (60) calendar days delinquent as to principal or interest, (II) has an internal credit risk rating or classification of 6 – Special Mention, 7 – Substandard, 8 – Doubtful or 9 – Loss (as such terms are used in Seller’s credit risk rating and classification policies as of December 31, 2008) and which has deteriorated one (1) or more levels from the internal credit risk rating or classification specified in Section 1.1(a)(ii) of Seller Disclosure Letter or (III) is the subject of any pending litigation, mediation or arbitration; or (2) in respect of loans falling within clause (B) immediately above, any loan which, as of the close of business on the Closing Date; (I) is (60) sixty calendar days delinquent as to principal or interest; (II) has an internal credit risk rating or classification of 6 – Special Mention, 7 – Substandard, 8 – Doubtful or 9 – Loss (as such terms are used in Seller’s credit risk rating and classification policies as of December 31, 2008); (III) is a student loan; (IV) whose obligor lives or the associated collateral is located in a place outside the United States of America or within the states of Arizona, California, Florida, Nevada or Utah; (V) is the subject of any pending litigation, mediation or arbitration; or (VI) whose obligor has a primary banking relationship with a branch of Seller other than one of the Branch Offices; it being agreed that references to loans in this definition of Excluded Loans shall also include loan participations and any other extensions of credit.

(iii) Real Property. (A) All real property relating to the Branch Offices, including the buildings, improvements and structures thereon and the appurtenances belonging thereto (each, an “Owned Real Property” and, collectively, the “Owned Real Properties”) and (B) all leasehold interests in real property relating to the Branch Offices (each a “Leased Real Property” and, collectively, the “Leased Real Properties”), in the case of each of the Owned Real Properties and the Leased Real Properties, as described in Section 1.1(a)(iii) of the Seller Disclosure Letter, and all of Seller’s rights with respect to the occupancy of any and all of the Leased Real Properties (“Leases”).

(iv) Personal Property. (A) The ATM machines listed on Section 1.1(a)(iv)(A) of the Seller Disclosure Letter (the “Owned ATMs”) and (B) (1) the personal property (including any furniture, fixtures, equipment, software and inventory) located at the Branch Offices on the Closing Date, and listed in Section 1.1(a)(iv)(B) of the Seller Disclosure Letter, (collectively the “Owned Personal Property”), (2) the other personal property (including any furniture, fixtures, equipment, software and inventory) located at the Branch Offices on the Closing Date which is leased or licensed by Seller and identified in Section 2.14 of the Seller Disclosure Letter as such (collectively the “Leased Personal Property”), and (3) any personal property (including any furniture, fixtures, equipment, software and inventory) located at the Branch Offices acquired by Seller after the date hereof in compliance with Section 4.1. Any personal property to be conveyed to Purchaser by Seller pursuant to this Section 1.1(a)(iv) is hereinafter referred to as the “Personal Property.”

(v) Records. All Records. As used in this Agreement, “Records” means all records, documents, data and files (in every format) in Seller’s possession, or in the possession of any of its agents or service providers, at Closing to the extent related to or utilized by Seller or such agents or service providers to administer, reflect, monitor, evidence or record information respecting the business or conduct of any of the Branch Offices and all such records and documents, data and files (in every format) respecting (A) the Assets (including, with respect to the Loans, all documents executed or delivered in connection with such loan or loan participation, any and all collateral held as security therefor or in which a security interest, lien or mortgage has been granted and any and all guarantees, insurance and credit enhancements and rights of interest relating thereto), (B) the Deposits and Other Liabilities and (C) the Employees (except confidential employee records which Seller is legally not permitted to transfer to Purchaser and for which consents to release such records to Purchaser shall not have been obtained from the relevant employee after commercially reasonable efforts by Seller to obtain such consent), including all such records maintained on electronic or magnetic media in an electronic data base system of Seller or any of its agents or service providers, or to comply with any applicable federal or state law or governmental regulation to which the Deposits are subject, including but not limited to Federal Reserve Board Regulation E (12 C.F.R. §205), Federal Reserve Board Regulation CC (12 C.F.R. §229) and the escheat and unclaimed property laws of the State of Colorado; provided, however, that for the purposes of this Section 1.1(a)(v), Records shall not include any federal, state, local or foreign income Tax records (including Tax Returns and supporting work papers) covering any period or transaction of Seller or any of the Assets, Branch Offices and Assumed Liabilities.

(vi) Contracts; Permits. The contracts set forth in Section 1.1(a)(vi)(A) of the Seller Disclosure Letter, together with any additional contracts entered into by Seller in accordance with Section 4.1(b)(vi) (the “Contracts”) and all the Permits relating to the Owned Real Property or the Leased Real Property (the “Assigned Permits”).

(vii) Leasehold Improvements. All leasehold improvements (to the extent not otherwise included as Personal Property) located at the Branch Offices on the Closing Date (the “Leasehold Improvements”).

(viii) Safe Deposit Box Business. All assets and property, of any kind, character or description related to the safe deposit box business located at the Branch Offices as of the close of business on the Closing Date (the “Safe Deposit Box Business”).

(ix) Heritage Bank. All rights, logos, service marks, trademarks, slogans, similar materials, and assorted goodwill relating to Heritage Bank, Seller’s predecessor, and any derivatives thereof.

(x) Other Rights. Any and all claims and rights to seek recovery on any claims against third parties that may have arisen with respect to the Assets and the Assumed Liabilities prior to the Closing.

(b) For avoidance of doubt, subject to Section 4.2, Seller shall have the right to retain a copy of all Records and Contracts to the extent reasonably necessary in connection with accounting, tax, litigation or regulatory compliance purposes and Seller shall use such Records and Contracts only for such purposes.

Section 1.2 Excluded Assets and Liabilities.

(a) It is understood and agreed that Purchaser is not acquiring from Seller, and Seller shall retain ownership of all right, title and interest in and to, (i) all Loans set forth in Section 1.2(a)(i) of the Seller Disclosure Letter and (ii) any property or asset which is not being transferred pursuant to Section 1.1, including (A) the existing name of Seller or any combination or derivation thereof, (B) the software set forth in Section 1.2(a)(ii)(B) of the Seller Disclosure Letter, (C) any logos, service marks, trademarks, advertising material, slogans or similar items used on or prior to the Closing Date by Seller or Parent in connection with its business, (D) any refunds, credits or other assets or rights (including interest thereon or claims therefor) with respect to any Taxes paid by Seller, or for which Seller or any of its Affiliates are responsible under this Agreement, relating to the Assets or the Assumed Liabilities, (E) loan, loan participations or other extensions of credit that have been classified as non-performing as of the Closing Date and any amounts recovered thereon, (F) amounts recovered on any loans, loan participations or other extensions of credit that have been charged off prior to the Closing Date, (G) the mortgage loan origination business of Seller and any assets related primarily thereto, (H) any real property owned, leased or licensed by Seller other than the Owned Real Properties or the Leased Real Properties (including any real property identified as other real estate owned (OREO) on Section 1.2(a)(ii) of the Seller Disclosure Letter), (I) any Excluded Loans, (J) any insurance policies of Seller relating to any of the Branch Offices, Assets or Employees or (K) any assets arising out of or relating to employee benefits or employee benefit or compensation plans, programs, agreements or arrangements maintained or contributed to (or formerly maintained or contributed to) by Seller, any of its Affiliates or any trade or business (whether or not incorporated) which, together with Seller or any of its Affiliates, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (an “ERISA Affiliate”), except as expressly set forth in Section 5.1 (collectively, the “Excluded Assets”).

(b) It is understood and agreed that, except as expressly set forth in this Agreement, Purchaser shall not assume or be liable for, and the Assumed Liabilities shall not include, any of the debts, obligations or liabilities of Seller of any kind or nature whatsoever (whether or not accrued or fixed, absolute or contingent, known or unknown), and Seller shall remain and be solely and exclusively liable with regard to such debts, liabilities and obligations, including liabilities and obligations accrued or arising prior to the close of business on the Closing Date relating to the assets, liabilities, leases and contracts, employees and their employment, and the operation of the Branch Offices (collectively, the “Excluded Liabilities”). Seller acknowledges that any liability under the WARN Act relating to any non-Transferred Employee is an Excluded Liability.

Section 1.3 Assignment and Assumption of Deposits. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall assign to Purchaser, and Purchaser shall accept and assume from Seller, and shall be solely and exclusively liable for, all obligations of Seller arising or accrued after the close of business on the Closing Date with respect to (a) Branch Deposits listed on Section 1.3(a)(i) of the Seller Disclosure Letter and (b) Branch Deposits in accounts opened on behalf of a customer by a Branch Office in the ordinary course of business consistent with past practice between the date listed on Section 1.3(a)(i) of the Seller Disclosure Letter and the close of business on the Closing Date, in each case as such Branch Deposits may be increased or decreased in the ordinary course of business, and in each case provided such Branch Deposits are domiciled at the Branch Offices as of the close of business on the Closing Date (collectively, the “Deposits”). As used in this Agreement, the term “Branch Deposits” shall mean, as of any given time, all deposits (as defined in Section 3(l) of the Federal Deposit Insurance Act (“FDIA”), as amended, 12 U.S.C. Section 1813(l)) domiciled at any Branch Office, including the aggregate balances of all savings accounts (including certificates of deposit), including accounts accessible by negotiable orders of withdrawal or other demand instruments, all deposit accounts maintained by a customer for the stated purpose of the accumulation of funds to be drawn upon at retirement (“Retirement Accounts”), all deposit accounts domiciled at each Branch Office through which Seller accepts payments or deposits for credit or deposit to another account domiciled at such Branch Office, all deposit accounts domiciled at the Branch Offices subject to arrangements between the owner of the account and a third party which directly makes Automated Clearing House (“ACH”) debits and credits, including social security payments, Federal recurring payments, and other payments debited and/or credited on a regularly scheduled basis to or from such accounts (such payments being hereinafter referred to as the “Automated Items” and such accounts being hereinafter referred to as the “Automated Accounts”), and all other accounts and deposits domiciled at the Branch Offices, together with interest, if any, that are accrued but unposted to Seller’s general ledger as of such time. Notwithstanding the foregoing, Branch Deposits shall not include any Certificate of Deposit Account Registry Service accounts or any Excluded Deposit. For purpose of this Agreement, an “Excluded Deposit” means any (i) deposit account that cannot be assumed by Purchaser because of legal impediments, (ii) deposit account of any customer with a primary relationship with a branch of Seller other than one of the Branch Offices (each such customer is identified on Section 1.3(a)(ii) of the Seller Disclosure Letter), (iii) brokered deposit account and (iv) deposit account that is involved in any pending or threatened litigation, mediation or arbitration as of the Closing Date.

Section 1.4 Assignment and Assumption of Other Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall assign to Purchaser, and Purchaser shall accept and assume from Seller and shall be solely and exclusively liable for, the liabilities of Seller with respect to the following, but only to the extent that such liabilities and obligations arise or accrue after the close of business on the Closing Date (collectively, the “Other Liabilities,” and, together with the Deposits, the “Assumed Liabilities”):

(a) the Assets;

(b) the Leases and Contracts;

(c) the Transferred Employees and their employment, including all compensation, benefits, severance, workers compensation and welfare benefit claims and employment-related liabilities; and

(d) the operation of the Branch Offices;

but, in each case, excluding the Excluded Liabilities, including all liabilities for which Seller is responsible pursuant to Section 5.1 or Section 6.1 and all liabilities arising out of, or relating to, employee benefits or employee benefit or compensation plans, programs, agreements or arrangements maintained or contributed to (or formerly maintained or contributed to) by Seller, any of its Affiliates or any ERISA Affiliate, including (i) all liabilities arising under the “employee benefit plans” (within the meaning of Section 3(3) of ERISA) maintained or contributed (or required to be maintained or contributed to) by Seller or any of its Affiliates or any ERISA Affiliate and any other employee benefit plan, program or arrangement or employment agreement in which Employees participate (including without limitation any pension, retirement, profit-sharing, thrift, savings, bonus plan, incentive, stock option or other equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, retention, change of control, unemployment benefits, sick leave, vacation, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, compensation, flexible spending account or scholarship program, and any employment or severance contract or similar practice, policy or arrangement whether in writing or oral) (each, an “Employee Benefit Plan”), (ii) all liabilities arising under Title IV of ERISA, (iii) all liabilities with respect to compensation, bonuses and commissions owed to any current or former Employee that are payable with respect to services performed by such individuals prior to their termination of employment or service with Seller or any of its Affiliates and (iv) all liabilities arising out of or relating to any claims by any current or former Employees with respect to any personal injuries, including workers’ compensation or disability, allegedly arising during their employment or engagement by Seller or any of its Affiliates, regardless of when any such claim is made or asserted.

Section 1.5 Adjustment for Income, Expenses and Fees.

(a) All items of income, operating expenses and fees relating to the Assets and Assumed Liabilities, whether or not accrued or prepaid prior to the Closing Date (including wages, salaries, rents, safe deposit fees, utility payments, all Taxes that are imposed on a periodic basis with respect to the Assets or the Assumed Liabilities (including personal property taxes and non-delinquent real property taxes), any fees paid or payable to Seller with respect to the Loans or the IRA accounts, and any Federal Deposit Insurance Corporation (“FDIC”) and Depositors Insurance Fund fees or premiums), shall be pro-rated between the parties as of the Closing Date, with Seller responsible for (or entitled to receive, as the case may

be) all such items which are allocable to the period on or prior to the Closing Date and Purchaser responsible for (or entitled to receive, as the case may be) all such items which are allocable to the period subsequent to the Closing Date; provided, however, that each of Seller and Purchaser shall be responsible for one-half (50%) of the aggregate amount levied on Seller and Purchaser pursuant to the emergency special assessment on the Deposits imposed by the FDIC on June 30, 2009, under the interim rule adopted by the FDIC on February 27, 2009, as such special assessment may be modified or amended prior to the Closing Date, which amount shall be included in the Pro-Rata adjustment. The aggregate net amount of such proration shall result in an adjustment (the “Pro-Rata Adjustment”) in the calculation of the Estimated Transfer Amount and the Final Transfer Amount as provided for in Section 1.6 and Section 1.8, respectively.

(b) The Pro-Rata Adjustment shall include the dollar amount of all security deposits which Seller has paid to lessors or landlords under the Tenant Leases as an amount that Seller is entitled to receive (without proration), as indicated in each Assignment and Assumption of Tenant Leases.

(c) To the extent that any of the items of income, fees or expenses described in this Section 1.5 are not discovered prior to the preparation of the Post-Closing Schedule, the parties shall cooperate so that Purchaser or Seller, as the case may be, pays any such fee or expense or receives any such income depending upon whether such fee, expense or income relates to the period after, on or before the Closing Date.

(d) All prorations made pursuant to this Section 1.5 shall be based upon the ratio of the number of days prior to and including the Closing Date related to such item compared to the total number of days related to such item.

(e) “IRA” shall mean an account created by a trust for the benefit of an individual or his or her beneficiary, and that complies with the provisions of Section 408 or 408A of the Code.

Section 1.6 Estimated Transfer Amount.

(a) Three (3) Business Days prior to the Closing, Seller shall deliver to Purchaser a certificate executed on behalf of Seller by the President or any Vice President of Seller, dated the date of its delivery, (x) stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available, (y) attaching a schedule setting forth Seller’s best estimate of the following, in each case as of the close of business on the date that is seven (7) calendar days prior to the Closing (the “Estimation Date”): (i) the aggregate amount of the Branch Deposits, including (to the extent not reflected in such aggregate amount) any accrued and unpaid interest with respect to such Branch Deposits (the “Estimated Deposits”); (ii) the aggregate gross book value of the Loans, including (to the extent not reflected in such gross book value) all Loan Interest as of the Estimation Date, minus an aggregate discount equal to 2.0% of the aggregate gross book value of the Loans (which discount, for the avoidance of doubt, takes into account any loan loss reserves attributable to the Loans) (such book value, as so adjusted, the “Estimated Loan Payment”); (iii) the aggregate amount of the Cash (the “Estimated Cash”); and (iv) the Pro-Rata Adjustment (the “Estimated

Pro-Rata Adjustment”), in the case of clauses (i) through (iv), determined in accordance with Seller GAAP and (z) stating that the attached schedule has been prepared in good faith and in compliance with this Section 1.6. Each such estimate shall be subject to the prior written approval of Purchaser, which approval shall not be unreasonably withheld or delayed.

(b) In connection with the sale by Seller to Purchaser of the Assets and the assumption by Purchaser of the Deposits and Other Liabilities as provided for herein, at the Closing, (x) if the Estimated Transfer Amount is positive, Seller shall transfer to Purchaser in immediately available funds, by wire transfer to an account designated in writing by Purchaser to Seller at least two (2) Business Days prior to the Closing Date (“Purchaser’s Account”), an amount equal to the absolute value of the Estimated Transfer Amount and (y) if the Estimated Transfer Amount is negative, Purchaser shall transfer to Seller in immediately available funds, by wire transfer to an account designated in writing by Seller to Purchaser at least two (2) Business Days prior to the Closing Date (“Seller’s Account”), an amount equal to the absolute value of the Estimated Transfer Amount. For purposes of this Agreement:

(i) “Estimated Target Amount” means an amount equal to the sum of (i) the amount determined in accordance with Schedule 1.6(b)(i) (the “Deposit Premium”), (ii) the Estimated Loan Payment, (iii) the Estimated Cash and (iv) the estimated aggregate book value (net of accumulated depreciation) as of the Closing Date of the Personal Property, the Leasehold Improvements and the Owned Real Properties as set forth on the Book Value Schedule delivered pursuant to Section 4.16 plus the Estimated Pro-Rata Adjustment (if such amount is owing to Seller) or minus the Estimated Pro-Rata Adjustment (if such amount is owing to Purchaser).

(ii) “Estimated Transfer Amount” means the Estimated Deposits minus the Estimated Target Amount.

Section 1.7 Post-Closing Schedule.

(a) Within forty-five (45) Business Days after the Closing Date, Purchaser shall deliver to Seller a schedule (the “Post-Closing Schedule”) setting forth the actual amount of (i) the aggregate amount of the Deposits, including (to the extent not reflected in such aggregate amount) any accrued and unpaid interest with respect to such Deposits, (ii) the aggregate gross book value of the Loans, including (to the extent not reflected in such book value) all Loan Interest, minus an aggregate discount equal to 2.0% of the aggregate gross book value of the Loans (which discount, for the avoidance of doubt, takes into account any loan loss reserves attributable to the Loans), (iii) the aggregate amount of the Cash, (iv) the aggregate book value (net of accumulated depreciation) as of the Closing Date of the Personal Property, the Leasehold Improvements and the Owned Real Properties and (v) the Pro-Rata Adjustment, in each case as of the close of business on the Closing Date. Seller shall cooperate with Purchaser in the preparation of the Post-Closing Schedule. Purchaser shall provide Seller and its independent accountants with reasonable access to the books, records, facilities and personnel of the Branch Offices in a manner which does not unduly disrupt or interfere with the operation of the Branch Offices so that Seller and its independent accountants may review the Post-Closing Schedule. In each case, such book value shall be determined in accordance with Seller GAAP.

(b) Within thirty (30) calendar days after delivery of the Post-Closing Schedule to Seller (the “Review Period”), Seller may dispute all or any portion of the Post-Closing Schedule by giving written notice (a “Notice of Disagreement”) to Seller setting forth in reasonable detail the basis for such dispute (hereinafter called a “Disagreement”). The failure by Seller to deliver a Notice of Disagreement during the Review Period shall constitute an irrevocable acceptance by Seller of the Post-Closing Schedule in the form delivered by Purchaser. If Seller delivers a Notice of Disagreement during the Review Period, the parties shall promptly commence good faith negotiations with a view to resolving such Disagreement. If Purchaser shall not dispute all or any portion of the Notice of Disagreement by giving written notice to Seller setting forth in reasonable detail the basis for such dispute within ten (10) Business Days following the delivery of the Notice of Disagreement, Purchaser shall be deemed to have irrevocably accepted the Post-Closing Schedule as modified by the Notice of Disagreement.

(c) If Purchaser disputes all or any portion of the Notice of Disagreement within the period specified in the last sentence of Section 1.7(b), and the parties are not able to resolve any Disagreement within fifteen (15) calendar days after the delivery by Purchaser of its dispute of the Notice of Disagreement, such unresolved Disagreement(s) shall be referred to a nationally recognized accounting firm that is independent in respect of Purchaser and Seller for determination of the disputed amounts in accordance with this Agreement. If Purchaser and Seller do not agree on the selection of a nationally recognized accounting firm within fifteen (15) calendar days, then the American Arbitration Association shall select such accounting firm. The determination of such firm shall be final and binding upon the parties and the amount so determined shall be used to complete the final Post-Closing Schedule. Such firm shall render its determination as soon as practicable after referral of the Disagreement. The fees and expenses of such firm shall be paid one-half (50%) by Purchaser and one-half (50%) by Seller. The parties shall cooperate with each other and such firm with respect to the resolution of any Disagreement, such cooperation to include reasonable access to such party’s books, records, facilities, personnel and independent accountants.

(d) As used in this Agreement, the term “Business Day” shall mean any day (other than a Saturday or Sunday) on which banking institutions shall generally be open for the transaction of business in the State of Colorado.

Section 1.8 Final Settlement. On the Business Day immediately following the day on which the Post-Closing Schedule shall have been finally determined pursuant to the terms of Section 1.7 (the “Final Settlement Date”), each of the Estimated Deposits, the Estimated Target Amount and the Estimated Transfer Amount, shall be recalculated as of the close of business on Closing Date using the amounts reflected in the final Post-Closing Schedule. As so recalculated, such amounts are referred to herein as the “Final Deposits”, the “Final Target Amount” and the “Final Transfer Amount”, respectively. If the Final Transfer Amount is greater than the Estimated Transfer Amount, then Seller shall pay the difference to Purchaser. If the Final Transfer Amount is less than the Estimated Transfer Amount, then, Purchaser shall pay the difference to Seller. In each case such payment shall be made within three (3) Business Days after the Final Settlement Date by wire transfer in immediately available funds to Seller’s Account or Purchaser’s Account, as applicable. Any payment pursuant to this Section 1.8 (such payment the “Final Transfer Payment” ) shall include interest on such amount for the number of days from and including the Closing Date to but excluding the Final Settlement Date (the

“Interest Period”) calculated at the Federal Funds Rate. “Federal Funds Rate” means, for the period involved, the average of the interest rates for each day of the period set forth in H.15(519) opposite the caption “Federal Funds (Effective),” where H.15(519) means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

Section 1.9 Allocation of Purchase Price. Purchaser shall deliver to Seller, within thirty (30) calendar days after the Final Settlement Date, a schedule allocating the consideration paid by Purchaser among the Assets, including any intangible assets (the “Proposed Final Allocation”) prepared in a manner consistent with the Post-Closing Schedule and Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The methodology for such allocation shall be set forth on Schedule 1.9. Seller shall have thirty (30) calendar days from receipt of the Proposed Final Allocation to object in writing to such Proposed Final Allocation. If Seller does not object within such period the Proposed Final Allocation shall become final (the “Final Allocation”). If Seller provides written notice to Purchaser prior to the end of such period that objects to the Proposed Final Allocation, Purchaser and Seller shall negotiate in good faith to agree on the Final Allocation. If Purchaser and Seller do not agree on the Final Allocation within forty-five (45) calendar days of Seller having provided written notice to Purchaser, then any dispute with respect to the Final Allocation shall be resolved by a nationally recognized accounting firm to be selected in accordance with Section 1.7(c). Any determination of such firm shall be made as soon as practicable and will be final and binding upon the parties. The parties shall sign the Final Allocation once it has been finalized. Seller and Purchaser agree to (i) be bound, and cause any of their Affiliates to be bound, by the Final Allocation, (ii) prepare and file their Tax Returns on a basis consistent with the Final Allocation unless required to do otherwise under Applicable Law and (iii) take no position, and cause any of their Affiliates to take no position, inconsistent with the Final Allocation on any applicable Tax Return or in any administrative or judicial examination or other proceeding with respect to Taxes, unless required to do otherwise under Applicable Law. In the event that the Final Allocation or the Estimated Allocation is disputed by any Governmental Entity, the party receiving notice of the dispute shall promptly notify the other party concerning resolution of the dispute. Each of Seller, on the one hand, and Purchaser, on the other hand, agrees to cooperate with the other in preparing Internal Revenue Service (“IRS”) Form(s) 8594 (including any such form(s) required to be filed as a result of any adjustment to the consideration paid hereunder), and to furnish the other with a copy of such form(s) prepared in a draft form no later than sixty (60) calendar days before the due date for the filing of such form(s) (including any extensions).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure letter delivered to Purchaser by Seller at or prior to the execution hereof (the “Seller Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Seller hereby represents and warrants to Purchaser as follows:

Section 2.1 Corporate Organization and Powers.

(a) Seller is a bank, duly organized, validly existing and in good standing under the laws of the State of New Mexico and Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of New Mexico.

(b) (i) Seller has the full power and authority to own, lease, license or operate the Assets and to carry on the business of the Branch Offices as presently conducted and is duly qualified and in good standing to do business in Colorado and in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate with all other such failures, have a Material Adverse Effect and (ii) Parent has the full power and authority to own, lease, license or operate its assets and to carry on the business of its business as presently conducted and is duly qualified and in good standing to do business in New Mexico and in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate with all other such failures, have a Material Adverse Effect. Seller’s deposits are, subject to applicable monetary limits established by Applicable Law, insured by the FDIC in accordance with the FDIA, and Seller has paid all premiums and assessments and has duly, timely and accurately filed all reports required to be filed by it with the FDIC or any other applicable bank regulatory authority.

(c) “Material Adverse Effect” shall mean any circumstance, change in or effect that has or would reasonably be expected to have a material adverse effect on the Assets and the Assumed Liabilities taken as a whole or on the business of the Branch Offices taken as a whole as conducted by Seller immediately prior to the date of this Agreement (the “Branch Business”); provided, however, that “Material Adverse Effect” shall not include any adverse change, event, development, or effect arising from or relating to (i) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in Applicable Law, GAAP or regulatory accounting principles, or authoritative interpretations thereof after the date of this Agreement that affect in general the financial services industry, (iv) compliance with the terms of, or the taking of any action contemplated by, this Agreement or any of the other agreements contemplated hereby, (v) the markets or industry in which the Branch Offices operate generally or (vi) the public announcement of this Agreement or the other agreements contemplated hereby or of the consummation of the transactions contemplated hereby or thereby, except in the case of clause (i), (ii), (iii) or (v) immediately above to the extent that any such change, event, development or effect has a materially disproportionate impact on the Assets and the Assumed Liabilities, taken as a whole, or the Branch Business.

Section 2.2 Corporate Authority; No Violation.

(a) Each of Seller and Parent has the corporate power and authority to execute and deliver this Agreement and any documents, agreements or instruments to be executed by Seller or Parent, as the case may be, pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any documents, agreements or instruments to be executed by Seller or Parent, as the case may be, pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller and Parent, and no further corporate authorization on the part of Seller or Parent is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and Parent and (assuming the due authorization, execution and delivery of this Agreement by Purchaser) constitutes a legal, valid and binding obligation of Seller and Parent, enforceable against Seller and Parent in accordance with its terms, and the other documents, agreements and instruments to be delivered by Seller or Parent, as the case may be, to Purchaser pursuant to this Agreement will, when executed and delivered, be duly executed and delivered by Seller or Parent, as the case may be, and will constitute legal, valid and binding obligations of Seller or Parent, as the case may be, enforceable against Seller or Parent, as the case may be, in accordance with their terms, in all cases except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery by Seller or Parent of this Agreement or any document, agreement or instrument to be executed by Seller or Parent, as the case may be, pursuant to this Agreement, nor the consummation by Seller or Parent of the transactions contemplated hereby or thereby, nor compliance by Seller or Parent with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Restated Articles of Incorporation of Seller, as amended, or Bylaws of Seller or violate any provision of the Restated Articles of Incorporation of Parent, as amended, or amended Bylaws of Parent, or (ii) (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or Parent or any of their respective properties or assets (including the Assets) or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other Encumbrance upon any of the Assets under any of the terms, conditions or provisions of any Permit to which Seller or Parent is a party, or by which Seller, Parent or any of the Assets may be bound or affected or any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Seller or Parent is a party, or by which Seller, Parent or any of the Assets may be bound or affected.

Section 2.3 Consents and Approvals. Except as set forth in Section 2.3 of the Seller Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other third party is required by or with respect to Seller or Parent in connection with the execution and delivery of this Agreement by

Seller or Parent, or any document, agreement or instrument to be executed by Seller or Parent, as the case may be, pursuant to this Agreement or the consummation by Seller and Parent of the transactions contemplated hereby or thereby (including the transfer of the Assets to Purchaser).

Section 2.4 Compliance With Law.

(a) Except for any Environmental Laws and Applicable Laws relating to Taxes or Loans, which are addressed exclusively in Section 2.8, Section 2.11 and Section 2.12, respectively, with respect to the Assets and the business of Seller related to the Branch Offices, Seller is in compliance in all material respects with the provisions of all applicable statutes, regulations, ordinances, orders, Permits and judgments of all Governmental Entities, including without limitation, zoning rules and regulations, and employment relations matters (collectively, “Applicable Laws”). Seller is and has been in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and with any and all comparable state, local and other legal requirements (including without limitation legal requirements under state law regarding mass layoffs) (collectively, the “WARN Act”), and has no liabilities or unfulfilled notice obligations pursuant to the WARN Act. Seller has not taken any action that would cause Seller or, after the Closing, Purchaser (without giving effect to any actions taken by Purchaser following the Closing) to have any liability thereunder. Except for regularly scheduled examinations, audits and full and limited scope reviews conducted by the Federal Reserve, the FDIC and any other governmental authority under any Applicable Law relating to banks and their holding companies, Seller has not received written notice, nor to Seller’s knowledge oral notice, of any investigation or review by any federal, state or local court, administrative agency or commission, other governmental authority or instrumentality or arbitrator (each, a “Governmental Entity”). Seller has all licenses, franchises, permits, certificates of public convenience, orders and other authorizations (“Permits”) of all federal, state and local governments and Governmental Entities necessary for the lawful conduct of the business being conducted at each of the Branch Offices and all such Permits are valid, subsisting and in full force and effect, are in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto.

(b) Complete and correct copies of all of the Assigned Permits have heretofore been delivered to Purchaser by Seller, and (i) Seller has fulfilled and performed its obligations under each of the Assigned Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which might adversely affect the rights of Seller under any such Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Assigned Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller; and (iii) each of the Assigned Permits may be assigned and transferred to Purchaser in accordance with this Agreement and, to Seller’s knowledge, will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights by Seller or, following the Closing, Purchaser thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Entity.

(c) The Branch Offices have been operated, in all material respects in compliance with Sellers’ policies and procedures.

Section 2.5 Title to Assets.

(a) Seller has, and will deliver to Purchaser at the Closing, good, valid and, in the case of the Owned Real Property, marketable, title to all of the Assets, except that in the case of Leased Real Property set forth in Section 1.1(a)(iii) of the Seller Disclosure Letter and Leased Personal Property set forth in Section 1.1(a)(iv)(B) of the Seller Disclosure Letter, Seller has and will deliver to Purchaser at the Closing, a valid leasehold interest in such leased Assets, in each case free and clear of all mortgages, covenants, claims, charges, liens, encumbrances, easements, limitations, restrictions, rights of way, pledges, deeds of trust, leases or other encumbrances of any kind (“Encumbrances”) except for the following (“Permitted Encumbrances”):

(i) Encumbrances securing the Leased Personal Property listed on Section 2.5(a)(i) of the Seller Disclosure Letter;

(ii) inchoate Encumbrances imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Encumbrances arising in the ordinary course of business consistent with past practice which are not due and payable and not involving more than $5,000 in the aggregate;

(iii) Encumbrances for Taxes or assessments, special or otherwise, which are not due and payable;

(iv) zoning, entitlement or other land use regulations that do not adversely impact the intended use of the Properties for the business purposes to be conducted by Purchaser thereon after the Closing Date, assuming Purchaser will conduct its business in substantially the same way as Seller conducted the Branch Business immediately prior to the Closing;

(v) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not underlie any buildings or improvements on the Properties and which do not adversely impact the intended use of the Properties for the business purposes to be conducted by Purchaser thereon after the Closing Date, assuming Purchaser will conduct its business in substantially the same way as Seller conducted the Branch Business immediately prior to the Closing;

(vi) subject to Section 4.26, any conditions that may be shown by a current Survey or physical inspection of the Properties, which do not adversely impact the intended use of the Properties for the business purposes to be conducted by Purchaser thereon after the Closing Date, assuming Purchaser will conduct its business in substantially the same way as Seller conducted the Branch Business immediately prior to the Closing; and

(vii) with respect to any Leased Real Property set forth in Section 1.1(a)(iii) of the Seller Disclosure Letter and Leased Personal Property set forth in Section 1.1(a)(iv)(B)of the Seller Disclosure Letter, any Encumbrances set forth in the applicable lease.

(b) Upon delivery to Purchaser on the Closing Date of the instruments of transfer contemplated by Section 9.3, Seller will thereby transfer to Purchaser good, valid and, with respect to the Owned Real Properties, marketable title to the Assets, subject to no Encumbrances, except for Permitted Encumbrances.

Section 2.6 Contracts and Leases.

(a) Seller is not a party to or bound by any agreements or arrangements for the purchase or sale of any of the Assets, or for the grant of any preferential right to purchase any of the Assets.

(b) Each of the Contracts set forth in Section 1.1(a)(vi)(A) of the Seller Disclosure Letter constitutes and, on the Closing Date, each of the Contracts included in the Assets will constitute, the legal, valid and binding obligation of Seller, and, to the knowledge of Seller, each of the other parties thereto, and each of the Contracts set forth in Section 1.1(a)(vi)(A) of the Seller Disclosure Letter is, and, on the Closing Date, each of the Contracts included in the Assets will be, in full force and effect (except to the extent that any Contract expires in accordance with its terms). Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach or default under any Contract, nor, to the knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default thereunder. Seller has made available to Purchaser true and complete copies of each Contract set forth on Section 1.1(a)(vi)(A) of the Seller Disclosure Letter and will make available to Purchaser a true and complete copy of each other Contract entered into after the date hereof at the time it is entered into. Except as set forth in Section 1.1(a)(vi)(A) of the Seller Disclosure Letter, none of the Contracts (x) has payments of more than $50,000 in any year, (y) would not be cancelable on ninety (90) calendar days or less notice without cost or penalty or (z) contains any confidentiality, noncompetition, non-solicitation or restriction on the conduct of business of the Branch Offices or, following the Closing, Purchaser or any of its Affiliates.

(c) Seller has made available to Purchaser true and complete copies of the Leases set forth on Section 2.6(c) of the Seller Disclosure Letter as of the date hereof under which Seller is the tenant or lessee or holds or operates, any real property owned by any third Person (“Tenant Leases”) and/or under which Seller is the landlord or lessor (“Landlord Leases”). The Leases are legally valid and binding obligations of Seller and, to the knowledge of Seller, each of the other parties thereto and are in full force and effect (except to the extent that any Lease expires in accordance with its terms). Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach or default under any Lease, nor, to the knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default thereunder. All sums due and owing through the Closing Date by Seller pursuant to the Leases have been or, prior to the Closing Date, will be paid. Seller has not subleased any of its interests in any Leased Real Property. Section 2.6(c) of the Seller Disclosure Letter sets forth a list and brief description of each Lease or similar agreement (showing the parties thereto, the gross annual rent, expiration date, renewal and purchase options (if any), the location and common address). Seller has made available to Purchaser, true, complete and accurate copies of all Leases, including all amendments and modifications thereto and any and all material written notices or other agreements relating to any of such Lease. As to any Tenant Leases, Seller is the sole owner of the leasehold interest in such real property. For purpose of this Agreement, “Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or other entity.

(d) None of the Leases contains any option, right of first refusal, right of first offer, put option, equity participation right or any other contractual right to offer, purchase, acquire, sell, assign or dispose of any portion of the Leased Real Properties. Except for Seller, no third party has any right to use, lease, possess and/or occupy any portion of the Leased Real Properties under a Tenant Lease, and there are no oral or written agreements between Seller and any other third party providing such third party the right to use, occupy or posses all or any portion of the Leased Real Properties.

(e) None of the rights of Seller under any of the Leases will be subject to termination or modification as the result of the consummation of the transactions contemplated by this Agreement. Section 2.6(c) of the Seller Disclosure Letter sets forth: (i) with respect to each Tenant Lease, each of the security deposits funded by Seller and the true and correct amount of each such security deposit; and except as set forth in Section 2.6(c) of the Seller Disclosure Letter, Seller has not tendered a security deposit to any lessor or landlord in connection with any of the Tenant Leases and (ii) with respect to each Landlord Lease, each of the security deposits funded by the lessee or tenant thereunder and the true and correct amount of each such security deposit. Except as set forth in Section 2.6(c) of the Seller Disclosure Letter, Seller has not accepted a security deposit from any lessee or tenant in connection with any of the Landlord Leases. Seller is not (x) as of the date hereof, renegotiating any of the Contracts and Leases or (y) currently paying liquidated damages in lieu of performance under any of the Contracts and Leases.

(f) Seller has delivered to Purchaser true and complete copies of all safe deposit box lease forms used in connection with the Safe Deposit Box Business. All agreements relating to the Safe Deposit Box Business are in such forms.

Section 2.7 Litigation. Except as set forth in Section 2.7 of the Seller Disclosure Letter, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, pending, or, to Seller’s knowledge, threatened, (a) relating to the Assets, the Assumed Liabilities or the Branch Business or (b) against Seller or Parent which questions the legality or propriety of the transactions contemplated by this Agreement or that would prevent or materially impair the ability of Seller or Parent to perform its obligations under this Agreement in all material respects, nor, to the knowledge of Seller, is there any reasonable basis for any of the same. There are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to the Assets, the Assumed Liabilities or the Branch Business.

Section 2.8 Environmental. With respect to the Owned Real Properties and the Leased Real Properties (collectively, the “Properties”):

(i) The Properties are, and have been, in material compliance with all Environmental Laws and there are no underground or above ground storage tanks, septic systems or asbestos-containing materials on, in or under any Property.

(ii) (A) There has not been any storage, disposal, arrangement for disposal, presence or release of Hazardous Materials from, in, upon or below any such Properties by Seller or, to the knowledge of Seller, by any other Person that would reasonably be expected to result in liability under Environmental Laws, and (B) neither Seller nor, to the knowledge of Seller, any other Person has engaged in any activity that involves or involved the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Material on or from any Property.

(iii) Seller has not received any written communication from any Person that alleges environmentally unsafe working conditions or potential environmental exposure at, a violation of Environmental Laws concerning, or that Seller may be responsible for any Loss under Environmental Laws with respect to, any of the Properties or the Assets.

(iv) Seller has not received any claim, action, demand, or investigation from any Person alleging or describing potential Loss under Environmental Laws based on or resulting from (A) the presence, release or threatened release of any Hazardous Material from, in, upon or below any of the Properties or (B) the violation or alleged violation of any Environmental Laws concerning any of the Assets or Properties and, to the knowledge or Seller, there are no facts or circumstances relating to the Assets or present at such Properties that could reasonably result in any such claim, action, demand or investigation.

(v) Seller has duly followed its internal procedures regarding the avoidance of environmental risk in connection with its loan origination business and Seller has no Losses relating to or arising from the environmental condition of any collateral that constitutes an Asset.

(b) For purposes of this Agreement:

(i) “Environmental Laws” means all Applicable Laws relating to pollution or protection of the environment, or prevention of exposure to or the discharge of Hazardous Materials into, the environment.

(ii) “Hazardous Material” means any pollutant, contaminant, hazardous substance, hazardous material or hazardous waste, or any oil, petroleum, petroleum product, asbestos, asbestos containing material, in each case as defined under or for which liability or standards of care are imposed by Environmental Laws.

Section 2.9 Finders or Brokers. Except for Keefe, Bruyette & Woods, Inc. (the fees and expenses of which shall be borne solely by Seller), Seller has not agreed to pay any fee or commission to any agent, broker, finder or other Person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby.

Section 2.10 Financial Information.

(a) The books of account of Seller relating to the Branch Offices (including the December 31, 2008 Trial Balance set forth in Section 2.10(a) of the Seller Disclosure Letter (the “2008 Trial Balance”)) fairly and accurately reflect in all material respects the respective assets and liabilities of the Branch Offices (including the Branch Deposits) in accordance with generally accepted accounting principles in the United States (“GAAP”), or regulatory accounting principles, whichever is applicable and, in any case, as consistently applied to Seller as a whole throughout the periods involved. The books of account of Seller relating to the Branch Offices (including the 2008 Trial Balance) fairly present the financial position of the Branch Offices as of the date thereof, and the results of operations for the Branch Offices for the periods referred to therein. Seller does not have any liabilities (absolute or contingent) which are material to the Branch Offices, the Assets or the Assumed Liabilities that are not reflected or provided for in the books of account of Seller relating to the Branch Offices (including the 2008 Trial Balance). GAAP or regulatory accounting principles, whichever is applicable, as applied in the preparation of the books of account of Seller relating to the Branch Offices as of the date hereof are collectively referred to as the “Seller GAAP”.

(b) The books of account of the Branch Offices have been, and are being, maintained by Seller in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

(c) Set forth in Section 2.10(c) of the Seller Disclosure Letter, in each case as of the close of business on December 31, 2008, is a true and complete balance sheet of the Assets and the Assumed Liabilities, including (i) the aggregate amount of the Branch Deposits, (ii) the aggregate net book value of Loans, including (to the extent not reflected in such book value) all Loan Interest, (iii) the aggregate amount of the Cash, (iv) the aggregate book value (net of accumulated depreciation) of the Personal Property and (v) the aggregate book value (net of accumulated depreciation) of the Leasehold Improvements and the aggregate book value (net of accumulated depreciation) of the Owned Real Properties, in each case, the components of which are determined in accordance with Seller GAAP.

Section 2.11 Taxes.

(a) (i) Seller has filed all Tax Returns required to be filed with respect to the Branch Offices, the Assets and the Assumed Liabilities with the appropriate federal, state or local Governmental Entity and each such Tax Return is true, complete and correct in all material respects with respect to the periods covered by such Tax Return, (ii) all Taxes shown to be due on such Tax Returns have been paid, (iii) no notice of deficiency or assessment of Taxes has been received from any Governmental Entity with respect to the Branch Offices, the Assets or the Assumed Liabilities, (iv) there are no ongoing audits or examinations of any of the Tax Returns relating to or attributable to the Branch Offices, the Assets, or the Assumed Liabilities, nor has Seller received any written notification of any assessments pending, proposed or threatened with respect thereto, (v) no consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to Seller, the Branch Offices, the Assets, or the Assumed Liabilities has been granted, (vi) all monies required to be withheld by Seller with respect to Taxes (including from employees for income, social security and other payroll Taxes) have been collected or withheld, and either paid to the respective Governmental Entity, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Branch Offices, (vii) with respect to the Deposits, Seller has complied fully with Section 4.5, and (viii) all of the real estate taxes that are currently due and payable for each parcel of the Owned Real Properties have been paid in full (other than de minimis amounts) and no real estate taxes are delinquent, and Section 2.11 of the Seller Disclosure Letter contains a copy of the real estate Tax receipts and current bills for the Owned Real Properties for the twelve (12) months preceding the date of this agreement.

(b) Seller is not a foreign person within the meaning of Section 1445 of the Code and the Treasury regulations promulgated thereunder.

Section 2.12 Loans.

(a) Section 1.1(a)(ii) of the Seller Disclosure Letter sets forth, or incorporates therein by reference, a complete and accurate list of all Loans as of December 31, 2008, including, with respect to each Loan the following: name of borrower, location of borrower and collateral, account number, principal amount outstanding, current interest rate paid, fixed or floating, aggregate amount due and payable, term and maturity, Loan grade/classification under Seller’s lending guidelines, FDIC description and Seller description of loan category, loan to value, and credit risk rating. Each such Loan has been originated by or on behalf of the Branch Offices, except where the Loan was purchased from another Person, and is serviced by the Branch Offices.

(b) As to each Loan:

(i) Each Loan was made by Seller (or, in the case of a Loan purchased by Seller, to Seller’s knowledge by the Person making such Loan): (A) in the ordinary course of business at the time such Loan was made; and (B) in accordance, in all material respects, with then existing Applicable Laws.

(ii) Each Loan has been originated, serviced and administered in all material respects in accordance with (A) Seller’s standard loan underwriting, credit servicing and operating policies and procedures as in effect from time to time (other than non-material exceptions to such policies and procedures approved by Seller in the ordinary course of business consistent with past practice); (B) all Applicable Laws; and (C) the respective loan documents governing each Loan.

(iii) None of the rights or remedies under the documentation relating to the Loans has been materially amended, modified, waived, subordinated or otherwise altered by Seller, except as evidenced by a written instrument which is a part of the file with respect to the Loans made available to Purchaser and was entered into by Seller in good faith and in the ordinary course of business.

(iv) Each Loan constitutes a legal, valid and binding obligation of the respective borrower(s) or obligor(s), enforceable against such borrower(s) and obligor(s) in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(v) Each secured Loan is secured by a valid, enforceable and perfected lien on the secured property described in the applicable security agreement, mortgage, pledge, collateral assignment or other security agreement.

(vi) Immediately following the sale of each Loan, Purchaser will own such Loan free and clear of any Encumbrance arising by, through or under Seller.

(vii) The Records, with respect to each Loan, contain all of the material documents and instruments evidencing the Loans.

(viii) All payments made up to the Closing Date on the Loans have been properly credited to the respective Loan.

(c) As to each Loan that is secured by a guaranty of the United States Small Business Administration, whether in whole or in part (an “SBA Loan”), such guaranty is in full force and effect, and is freely transferable as an incident to the sale of each SBA Loan, and Purchaser shall be entitled to the benefits of such guaranty in accordance with its terms.

Section 2.13 Real Property.

(a) With respect to the Owned Real Properties, Seller has good, insurable and marketable fee simple title to all of the Owned Real Properties, free and clear of any Encumbrances other than Permitted Encumbrances. Section 2.13(a) of the Seller Disclosure Letter contains a brief description of all Owned Real Properties, showing the record title holder, legal description, permanent index (tax) number, location and common address, improvements, the uses being made thereof and any indebtedness secured by a mortgage, deed of trust, trust deed (or other Encumbrance thereon) and of each option held by Seller to acquire any real property. Section 2.13(a) of the Seller Disclosure Letter also contains a copy of any existing title insurance policy, title commitment or abstract of title currently owned or obtained by Seller (if any) for each of the Owned Real Properties.

(b) Seller has made available to Purchaser true, accurate and complete copies of any written materials in Seller’s possession or of which Seller has knowledge, which written materials contain information that would have an adverse effect on Purchaser’s ability to use and operate the Owned Real Properties as they are currently being used and operated, or on the marketability of the Owned Real Properties. The written materials related to the Owned Real Properties delivered to Purchaser are true, accurate and complete in all material respects.

(c) All of the buildings, structures and improvements located on any of the Owned Real Properties, including, without limitation, the roofs, plumbing, heating, ventilation, air conditioning, electrical, drainage, sewer utility supplies, road and irrigation systems, are in good working order, free of material defects, suitable for use in the operation of the Branch Business as currently conducted by Seller and in all material respects compliance with all Applicable Laws. There is no material construction affecting any portion of any of the Owned Real Properties which is not substantially completed as of the date hereof. The consummation of the transactions contemplated by this Agreement will not prevent, under the terms of any contract, agreement or instrument relating to the Real Properties, Purchaser from continuing to use or possess any portion of any of the Owned Real Properties in the same manner such Owned Real Properties were used or possessed by Seller immediately prior to the Closing of the transactions contemplated by this Agreement.

(d) The Owned Real Properties have water supply, storm and sanitary sewer facilities, access to telephone, gas, and electricity connections, fire protection, drainage, means of ingress and egress to and from public highways and, without limitation, other public utilities, in each case adequate to conduct the Branch Business in the manner currently conducted by Seller. The parking facilities located on the Owned Real Properties, if any, meet all requirements imposed by all Applicable Laws (including zoning laws). All of such public utilities are installed and operating, and all installation and connection charges will have been paid in full on or prior to the Closing Date. Seller has not received any notice of any fact or condition existing which would reasonably be expected to result in the termination or reduction of the current access from the Owned Real Properties (or any of them) to existing roads and highways, or to sewer or other utility services presently serving any of the Owned Real Properties.

(e) Seller is not obligated under, or a party to, any option, right of first refusal, right of first offer, put option, equity participation right or any other contractual right to offer, purchase, acquire, sell, assign or dispose of any portion of any of the Owned Real Properties. Except for Seller and under the Landlord Leases, no third party has any right to use, lease, possess and/or occupy any portion of the Owned Real Properties and there are no oral or written agreements between Seller and any other third party providing such third party the right to use, occupy or posses all or any portion of any of the Owned Real Properties.

(f) Each of the Owned Real Properties complies in all material respects with all requirements of each applicable insurance policy covering such Owned Real Property and Seller has not received from any of the insurers thereunder any notice requiring that any work be performed at any of the Owned Real Properties. To Sellers’ knowledge, there are no defects or inadequacies in the Owned Real Properties that would adversely affect the insurability of the same or cause the imposition of extraordinary premiums therefor, or create or be likely to create, a hazard, excessive maintenance costs or material operating deficiencies.

Section 2.14 Personal Property. The material Personal Property is in good working condition, subject to ordinary wear and tear and routine maintenance needs. Section 1.1(a)(vi)(A) of the Seller Disclosure Letter contains a true and correct list of all of the multi-function Ricoh printer/copiers leased by Seller (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered). The printer/copiers set forth in such list are the only Leased Personal Property (other than any of the Excluded Assets listed on Section 1.2(a)(ii)(B) of the Seller Disclosure Letter) used by Seller in or relating to the Branch Business. Attached to Section 2.14 of the Seller Discloser Letter is a true and correct copy of the lease for one such printer/copier, and each other lease for the printer/copiers set forth in Section 1.1(a)(vi)(A) of the Seller Disclosure Letter is in a form that is substantially the same as, and contains the same material terms and conditions as, the lease set forth in Section 2.14 of the Seller Disclosure Letter.

Section 2.15 Licensed IP. Seller owns, or is licensed to use (in each case, free and clear of any Encumbrances other than Permitted Encumbrances and Encumbrances arising in agreements providing for the license of Licensed IP) all Licensed IP and has all rights necessary to grant the licenses set forth in Section 4.22. The conduct of the business of the Branch Offices, and, to the knowledge of Seller, the use by Purchaser of the Licensed IP, does not infringe on or otherwise violate the rights of any Person. For purposes of this Agreement, “Licensed IP” means the rights licensed to Purchaser under Section 4.22.

Section 2.16 Employees; Employee Benefits.

(a) Section 2.16(a) of the Seller Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of all Employees currently employed by or at a Branch Office, including their job titles and base salary, commission, bonus and other incentive compensation, employment location, most recent date of hire, adjusted date of hire, each Employee Benefit Plan in which they are eligible to participate, service credited for purposes of vesting and eligibility under any Employee Benefit Plan, status as full-time or part-time, current status as either active or on leave and, if on leave, the type and beginning date of such leave and, if known, the date on which the Employee is expected to resume active service.

(b) Section 2.16(b) of the Seller Disclosure Letter includes a complete list of each material Employee Benefit Plan (each a “Material Employee Benefit Plan”). Seller has delivered to Purchaser a correct and complete copy or written summary of each of Seller’s Material Employee Benefit Plans, and shall provide Purchaser with a copy of any other documents reasonably requested in writing by Purchaser with respect thereto.

(c) Seller has complied in all material respects with the health care continuation requirements of Section 601, et. seq., of ERISA with respect to Employees and their spouses, former spouses and dependents.

(d) Section 2.16(d) of Seller Disclosure Letter sets forth a list of each contract that Seller has entered into with or for the benefit of any Employee, including those containing noncompetition, non-solicitation, confidentiality or other restrictive covenants.

(e) On or before the Closing Date, Seller shall provide a list of the name and site of employment of any and all Employees who have experienced, or will experience, an employment loss or layoff as defined by the WARN Act within ninety (90) calendar days prior to the Closing Date. Seller shall update this list up to and including the Closing Date.

(f) As of the date hereof, none of Rob Stumbaugh, Doug Woods, Gail Grant, Shaun McCarthy, Gary Geis or David Manley has notified Seller of his or her intention to terminate employment with Seller. There is no proceeding pending or, to the knowledge of Seller, threatened under the Fair Labor Standards Act of 1938, as amended (or under any state or local wage and hour laws and regulations) against Seller which affects the Branch Business, nor, to the knowledge of Seller, is there any basis for any of the same. There are no proceedings or disputes pending or, to the knowledge of Seller, threatened by any Employee in relation to his or her terms of employment or in relation to any discrimination issue or the termination of his or her employment. To the knowledge of Seller, Seller’s labor relations with the Employees are satisfactory. Seller is not a party to or bound by any collective bargaining agreement with respect to the Employees. There is no actual, or to the knowledge of Seller, threatened labor strike, organized work stoppage or lockout, or any dispute or controversy with a union or with respect to unionization or collective bargaining involving any of the Employees.

Section 2.17 Deposits

(a) Seller has provided to Purchaser a true and accurate data file of all Branch Deposits (including IRAs and Branch Deposits by Governmental Entities), and related information, which are domiciled at the Branch Offices as of February 28, 2009.

(b) Seller has furnished Purchaser with a report of the Branch Deposits (the “Branch Account Report”) as of February 28, 2009, which report enumerates for each account constituting a Deposit (each a “Branch Account”): (i) the TIN of the owner of the Branch Account, (ii) the type of account, (iii) the date the Branch Account was opened, (iv) the current interest rate paid on the Branch Account, if any, (v) the balance of the Branch Account and (vi) the term and maturity of any Branch Account that is a certificate of deposit or similar time deposit.

(c) The Deposits were solicited, opened, extended or made and have been maintained and currently exist in material compliance with all applicable requirements of federal, state and local laws and regulations promulgated thereunder (for purposes of this clause, a Deposit would not be in material compliance if the noncompliance subjects the depository institution to any penalty or liability other than the underlying liability to pay the Deposit).

Section 2.18 Operations of the Business.

(a) Between December 31, 2008 and the date hereof, other than those actions taken in connection with the sale process conducted by Seller with respect to the Branch Business, which are listed on Section 2.18 of the Seller Disclosure Letter, Seller has conducted the Branch Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since December 31, 2008, Seller has not, in respect of the Branch Offices:

(i) Changed its interest rate or fee pricing policies with respect to Deposits or Loans other than in the ordinary course of business consistent with past practice;

(ii) Increased the salary, remuneration, or compensation or benefits of Employees, other than normal increases in accordance with Seller’s customary annual review and performance based remuneration policies as in existence on the date hereof, or paid or committed to pay any bonus to any such Employee;

(iii) Terminated any Employee, except in the ordinary course of business consistent with past practice;

(iv) Hired or promoted any Employee except in the ordinary course of business consistent with past practice or transferred or reassigned any Employee other than to or from another Branch Office, in the ordinary course of business consistent with past practice;

(v) Amended, terminated, waived, assigned or modified the terms of any Loan or Deposit except in the ordinary course of business consistent with past practice;

(vi) Amended, waived or modified Seller’s standard loan and deposit underwriting, credit servicing and operating policies and procedures;

(vii) Sold, assigned or transferred any Branch Deposits to any other Person;

(viii) Released, compromised or waived any material claim or right for the benefit of Seller that constitutes an Asset except in the ordinary course of business consistent with past practice;

(ix) Sold, transferred, conveyed, or otherwise disposed of any Asset;

(x) Placed or suffered an Encumbrance (other than a Permitted Encumbrance) upon any Asset; or

(xi) Closed, sold, consolidated, or relocated any Branch Office.

Section 2.19 No Adverse Change; Liabilities. Since December 31, 2008, there has been no Material Adverse Effect nor the occurrence of any event or condition that would be reasonably likely to have a Material Adverse Effect. No liabilities affect the Branch Offices other than those arising from normal transactions in the ordinary course of business.

Section 2.20 Availability of Assets. Except for (a) the necessary certificates authorizing bank operations in Colorado issued by the Division of Banking, State of Colorado, (b) the Excluded Assets specifically identified in Section 1.2 and (c) the items described in Section 2.20(a) of the Seller Disclosure Letter, the Assets constitute all the assets used in the Branch Business and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which they are currently being used by Seller.

Section 2.21 Insurance. Seller maintains, owns or holds policies of insurance with respect the Assets and the Branch Offices in such amount, with such carries and on such terms as is customary for similar businesses.

Section 2.22 Agreements with Governmental Entities. Seller is not a party to any material agreement, understanding, consent decree or other arrangement with any federal or state banking regulator or agency with respect to the business of the Branch Offices, the Assets or the Assumed Liabilities. Seller has not received notice from any Governmental Entity indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

Section 2.23 IRA Account Documentation. The form of Individual Retirement Custodial Account Agreement for IRAs and the related Individual Retirement Account Disclosure Statement set forth on Section 2.23 of the Seller Disclosure Letter constitute the form of the documents establishing the trustee or custodial arrangement in connection with all IRAs maintained at the Branch Offices.

Section 2.24 No Other Representations or Warranties. Except as is expressly represented or warranted in this Agreement, Seller makes no representation or warranty whatsoever with regard to the business of the Branch Offices, or any Assets being transferred to Purchaser or any Assumed Liability being assumed by Purchaser or as to any other matter or thing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure letter delivered to Seller by Purchaser at or prior to the execution hereof (the “Purchaser Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Purchaser hereby represents and warrants to Seller as follows:

Section 3.1 Corporate Organization and Powers.

(a) Purchaser is a bank, duly organized, validly existing and in good standing under the laws of South Dakota.

(b) Assuming the Charter Acquisition is consummated, Purchaser has the corporate power and authority to own, lease, license or operate the Assets and to carry on the Branch Business as presently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate with all other such failures, have a material adverse effect on the ability of Purchaser to timely perform its obligations under this Agreement and the other documents, agreements or instruments to be executed by Purchaser pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby (a “Purchaser Material Adverse Effect”). Purchaser’s deposits are, subject to applicable monetary limits established by law, insured by the FDIC in accordance with the FDIA, and Purchaser has paid all premiums and assessments and has duly, timely and accurately filed all reports required to be filed by it with the FDIC or any other applicable bank regulatory authority.

Section 3.2 Corporate Authority; No Violation.

(a) Purchaser has the corporate power and authority to execute and deliver this Agreement and any documents, agreements or instruments to be executed by Purchaser pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any documents, agreements or instruments to be executed by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser, and no further corporate authorization on the part of Purchaser is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery of this Agreement by Seller) constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and the other documents, agreements and instruments to be delivered by Purchaser to Seller pursuant to this Agreement will, when executed and delivered, be duly executed and delivered by Purchaser and will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, in all cases except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery by Purchaser of this Agreement or any document, agreement or instrument to be executed by Purchaser pursuant to this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation of Purchaser or Bylaws of Purchaser or (ii) assuming the consents and approvals referred to in Section 3.2(b) of the Purchaser Disclosure Letter are duly obtained and the Charter Acquisition is consummated, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to

Purchaser or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the assets of Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Purchaser is a party, or by which Purchaser or any of its assets may be bound or affected , which conflict, violation, default, result, right, termination, cancellation, acceleration, loss or creation of the type described in this Section 3.2(b)(ii) would, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 3.3 Consents and Approvals.

(a) Assuming the consents and approvals referred to in Section 3.2(b) of the Purchaser Disclosure Letter are duly obtained and the Charter Acquisition is consummated, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other third party is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or any document, agreement or instrument to be executed by Purchaser pursuant to this Agreement or the consummation by Purchaser of the transactions contemplated hereby or thereby (including the transfer of the Assets to Purchaser) except for such consents, approvals, authorizations or filings the failure of which to obtain would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(b) Notwithstanding anything else to the contrary in this Agreement, Purchaser’s ability to consummate the transaction contemplated by this Agreement is subject to its purchasing the issued and outstanding capital stock of a Colorado state banking corporation after obtaining the necessary federal and state approvals to effect such purchase (such acquisition and approvals collectively the “Charter Acquisition”). As of the date hereof Purchaser is not aware of any reason that would cause the conditions to consummate the Charter Acquisition not to be satisfied.

Section 3.4 Finders or Brokers. Except for Sandler O’Neill & Partners, L.P. (the fees and expenses of which shall be born solely by Purchaser), Purchaser has not agreed to pay any fee or commission to any agent, broker, finder or other Person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby.

Section 3.5 Litigation. As of the date hereof, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, before any Governmental Entity, agency or official, pending, or, to Purchaser’s knowledge, threatened, against Purchaser, wherein an unfavorable decision, ruling or finding would have a Purchaser Material Adverse Effect.

Section 3.6 Approvals. As of the date of this Agreement, Purchaser knows of no reason, specifically relating to its business or operations, why all of the Requisite Regulatory Approvals shall not be obtained.

Section 3.7 Capital Available. Purchaser has sufficient capital to perform its obligations hereunder and under all of the other agreements contemplated hereby.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.1 Business Obligations. Continuing until the Closing Date, except as expressly set forth on Section 4.1 of the Seller Disclosure Letter, as otherwise expressly provided herein or as required by Applicable Law:

(a) Seller shall (i) conduct the business of the Branch Offices and the operations of Seller relating thereto only in the ordinary course of business consistent with past practice and Applicable Law, (ii) maintain its books of account in accordance with Seller GAAP, (iii) use its commercially reasonable efforts to preserve the present business organization and business and employment relationships of the Branch Offices and preserve for itself and Purchaser the goodwill of the customers of, and others doing business with, the Branch Offices and (iv) promptly inform Purchaser of all material issues and developments arising in relation to the Assets, the Assumed Liabilities and the Branch Business.

(b) With respect to the Branch Offices, the Assets and the Assumed Liabilities, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

(i) Change its interest rate or fee pricing policies with respect to Deposits or Loans other than in the ordinary course of business consistent with past practice and, in any event, Seller shall promptly inform Purchaser of any changes made to such interest rate or fee pricing policies;

(ii) Increase the salary, remuneration, compensation or benefits of the Employees, or pay or agree to pay any bonus to the Employees, other than normal increases to aggregate compensation or bonuses in accordance with Seller’s customary annual review and performance based remuneration policies as in existence on the date hereof which do not increase aggregate compensation and bonuses by more than 2% or pay or agree to pay any bonus to any Employee;

(iii) Terminate any Employee, except for cause (as defined in Seller’s employee guidelines as of the date hereof) and provided that Seller notifies Purchaser of such termination at the time thereof;

(iv) Hire, promote, transfer or reassign any Employee (other than transfers or reassigns to or from another Branch Office in the ordinary course of business consistent with past practice);

(v) Amend, terminate, waive, assign or modify any of the terms of any Lease or Contract other than Contracts that are not material to the operations of the Branch Office and then only in the ordinary course of business consistent with past practice;

(vi) Enter into any lease, contract, agreement or commitment that would be deemed a Lease or Contract, other than Contracts with customers of the Branch Offices in the form of one of the nine contracts listed in the first sentence of Section 1.1(a)(vi)(A) of the Seller Disclosure Letter and then only in the ordinary course of business consistent with past practice;

(vii) Enter into or approve any Loan or a group of related Loans in excess of $250,000 in the aggregate or enter into or approve any renewal of any existing Loan or group of related Loans in excess of $1,000,000 in the aggregate;

(viii) Amend, terminate, waive, assign or modify any of the terms of any Loan or Deposit, except in the ordinary course of business consistent with past practice and only to the extent not materially adverse to Seller or Purchaser;

(ix) Amend, waive or modify Seller’s standard loan and deposit underwriting, credit servicing and operating policies and procedures except in response to changes in Applicable Laws or regulations; provided, that Seller shall promptly notify Purchaser of any such change;

(x) Sell, assign or transfer any Deposits to any other Person;

(xi) Release, compromise or waive any claim or right for the benefit of Seller that constitutes an Asset except in the ordinary course of business consistent with past practices;

(xii) Sell, transfer, convey, or otherwise dispose of any Asset;

(xiii) Place or suffer the existence of an Encumbrance (other than a Permitted Encumbrance) upon any Asset;

(xiv) Acquire or purchase any Personal Property involving, individually or in the aggregate, in excess of $5,000, or enter into any lease with respect to Personal Property;

(xv) Close, sell, consolidate, or relocate any Branch Office;

(xvi) make any material changes to any information technology systems utilized by the Branch Offices; or

(xvii) Agree to do any of the foregoing.

Section 4.2 Access.

(a) Between the date of this Agreement and the Closing Date, Seller shall afford to Purchaser and its authorized agents and representatives access upon reasonable notice, during normal business hours, to the employees and properties of Seller and all the books, records, contracts, documents and other information to the extent relating to the Branch Offices (including the Assumed Liabilities, the Assets and the Records), and shall furnish to Purchaser and its authorized agents and representatives such added information concerning the Assets, the Assumed Liabilities and the Branch Business as Purchaser may reasonably request; provided, that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty regarding any matter except as expressly set forth in this Agreement. Notwithstanding the foregoing, Seller shall not be required to provide any information that, based on the advice of counsel, it may not provide to Purchaser by reason of Applicable Law, that constitutes information protected by attorney/client privilege, or that it is required to keep confidential by reason of contract or agreement with third parties. Seller shall cause its personnel to provide reasonable assistance to Purchaser in Purchaser’s investigation of matters relating to the Branch Offices, the Assets and the Assumed Liabilities and Purchaser and its authorized agents and representatives (including its environmental consultants) shall be given access to the Branch Offices and Seller’s data processing facilities for all reasonable purposes, including the undertaking of environmental assessments; provided, however, that Purchaser’s investigation shall be conducted in a manner which does not unreasonably interfere with Seller’s normal operations, customers, and employee relations and no intrusive sampling or other intrusive environmental investigations shall be conducted without Seller’s prior consent, which shall not be unreasonably withheld. Prior to the Closing, all information furnished by Seller to Purchaser or its agents or representatives pursuant hereto or by Purchaser to Seller or its agents or representatives shall be subject to the Confidentiality Agreement, dated as of February 24, 2009, by and between Parent and National Australia Bank (the “Confidentiality Agreement“); provided, however, that after the Closing, any confidential information included in the Assets, the Deposits or the Other Liabilities or obtained pursuant to this Agreement shall be deemed to be Evaluation Information (as defined in the Confidentiality Agreement) of National Australia Bank and Purchaser, which Purchaser may use or disclose as it deems fit. No investigation made by Purchaser or its agents or representatives shall affect the representations and warranties of Seller hereunder.

(b) Between the date of this Agreement and the Closing Date, Purchaser shall be entitled to designate one of its employees as an observer on the Seller Credit Committee with jurisdiction over Colorado lending. Purchaser may change the designated observer from time to time by giving Seller notice to such effect. Seller shall invite and permit such observer to attend all meetings of such Seller Credit Committee to the same extent as other members of such Seller Credit Committee. Seller shall give such observer copies of all notices (including meeting notices), minutes, consents and other material that it provides to the members of such Seller Credit Committee at the time such copies are provided to such members. Such observer shall be entitled to participate in discussions of matters brought to such Seller Credit Committee but shall be non-voting.

Section 4.3 Regulatory Matters.

(a) Each party hereto shall cooperate with the other party and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of Governmental Entities which are necessary or advisable for such party to consummate the transactions contemplated by this Agreement; provided that neither Seller nor Purchaser nor any of their respective Affiliates shall have any obligation to offer or pay any consideration or agree to any restriction, covenant, undertaking, limitation or divestiture of any kind whatsoever in order to obtain any such consents or approvals; and provided, further, that Seller shall not make any agreement or understanding affecting the Assets, the Assumed Liabilities or the Branch Business as a condition for obtaining any such consents or waivers except with the prior written consent of Purchaser. Seller will act diligently and reasonably in attempting to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Purchaser, from any party to any Contract or Lease required to be obtained to assign or transfer any such agreements to Purchaser or to otherwise satisfy the conditions set forth in Section 9.2. The parties have the right to review in advance and, to the extent practicable, will consult the other, subject to Applicable Laws relating to the exchange of information and except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality, on all the information relating to Purchaser or Seller, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The party responsible for a filing as set forth above shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other party a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Entity in respect of any such application (except for any confidential portions thereof). In exercising the foregoing rights and obligations, each of the parties hereto shall act reasonably and as promptly as practicable. Each of the parties hereto shall file with the appropriate Governmental Entity all applications for all regulatory approvals, consents, permits and authorizations which such party is required to obtain in connection with the consummation of the transactions contemplated by this Agreement within ten (10) Business Days after the execution hereof.

(b) Purchaser and Seller shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

(c) Purchaser and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement.

(d) Purchaser shall use commercially reasonable efforts to obtain the necessary federal and state approvals for, and to effectuate the consummation of, the Charter Acquisition as promptly as practicable; provided, that neither Purchaser nor any of its Affiliates shall have any obligation to offer or pay any consideration or agree to any restriction, covenant, undertaking, limitation or divestiture of any kind whatsoever in order to obtain any such consents or approvals (other than to pay the purchase price specified in the stock purchase agreement for the Charter Acquisition, which is subject to satisfaction of the applicable closing conditions). None of the provisions of Sections 4.3(a) through Section 4.3(c), or any other similar provisions in this Agreement, shall apply to the Charter Acquisition. Purchaser shall promptly notify Seller of the consummation of the Charter Acquisition.

(e) Seller shall cooperate with Purchaser so that Purchaser may substitute, effective as of the Closing Date, any collateral posted by Seller as security for any Deposits by Governmental Entities. Purchaser shall use its commercially reasonable efforts to make arrangements acceptable to such Governmental Entities effective as of the Closing Date to replace Seller’s collateral with collateral belong to Purchaser; provided, however, that if replacement collateral is not obtained by Purchaser for any such Deposits, Seller shall be entitled to terminate its existing collateral arrangements effective as of the Closing and, notwithstanding anything herein to the contrary, such termination shall not be deemed to constitute or result in any breach of representation, warranty, covenant or other agreement made by Seller hereunder.

Section 4.4 Further Assurances. From time to time after the Closing, each party, without further consideration, shall execute and deliver, or cause to be executed and delivered, such instruments and take such action as may be reasonably necessary or requested by the other party in order to carry out the transactions contemplated by this Agreement. Without limiting the foregoing, on and after the Closing Date, Seller shall (a) give such further assistance to Purchaser and shall execute, acknowledge, and deliver all such instruments and take such further action as may be reasonably necessary and appropriate or reasonably requested by Purchaser effectively to transfer to, and vest in, Purchaser full, legal, and equitable title to the Assets and put Purchaser in possession of the Assets, (b) in the case of Leases, Contracts and Assigned Permits included in the Assets (i) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Purchaser at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Purchaser, at Purchaser’s sole cost and expense, the benefits thereof in some other manner or (ii) which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Purchaser to secure to Purchaser, at Purchaser’s sole cost and expense, the benefits and burdens thereof in some other manner (including the exercise of the rights of Seller thereunder); provided, however, that nothing herein shall relieve Seller of its obligations under Section 4.23, 4.25 and 9.2 and (c) use reasonable efforts to assist Purchaser in the orderly transfer of the Assets and Deposits. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Permit, Contract or Lease if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

Section 4.5 Withholding. Seller shall deliver to Purchaser on the Closing Date a list of all Deposits with respect to which, as of five (5) calendar days prior to the Closing Date, (a) a taxpayer identification number (“TIN”) is missing or incorrect or (b) Seller has received notice from the IRS indicating that backup withholding is required. Such delivery shall include the date on which such IRS notice was received and the status with respect to such notice.

Section 4.6 Retirement Accounts. At the Closing, to the extent not located at the Branch Offices, Seller shall deliver to Purchaser in a true and complete form, the trust documents for the Retirement Accounts assumed by Purchaser under Section 1.3 of this Agreement.

Section 4.7 Reports. Subsequent to the Closing Date, Purchaser shall make all reports required to be made in the ordinary course to any Governmental Entity or otherwise with respect to the Branch Offices, including without limitation, federal, state and local income Tax reporting of Retirement Accounts, 1099 information returns and other required Tax forms, and cash transaction reports; provided, however, that Purchaser’s obligations with respect to such cash transaction reports shall only apply to the extent that any such report relates to matters occurring after the Closing Date. Seller shall make all such cash transaction reports with respect to matters occurring on or prior to the Closing Date and shall cooperate with Purchaser with respect to any other reports. All such reports shall be made to the holders of accounts and to the applicable Governmental Entities. Notwithstanding anything contained in this Section 4.7, to the extent permitted by Applicable Law, Purchaser and Seller shall cooperate with each other to provide one report relating to each of IRAs and healthcare spending accounts to each account holder and the applicable Governmental Entity for the taxable period which includes the Closing Date.

Section 4.8 Transition Procedures. Schedule 4.8 sets forth certain procedures in connection with the transfer of the Assets and each of Seller and Purchaser agrees to comply with the terms and provisions thereof.

Section 4.9 Transfer Fees. All fees incurred by either party in connection with the obtaining of third party consents for transfer of the Assets from Seller to Purchaser and the assumption by Purchaser of the liabilities of Seller specified herein shall be borne by the party incurring such fee; provided, however, that should any lessor require an increase in the amounts payable under any of the Leases as a condition to its consent to the assumption of such Lease by Purchaser, Purchaser shall be responsible for the payment of all such increases; provided further, however, that Seller shall not negotiate or agree to any such increase without the consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.

Section 4.10 Assumption of IRA Deposits. With respect to Deposits which are IRAs, Seller will use its reasonable efforts and will cooperate with Purchaser, both before and after the Closing, in taking whatever actions are reasonably necessary to accomplish the appointment of Purchaser as successor trustee/custodian, such appointment to be effective as of the Closing Date, including but not limited to sending to the depositors thereof appropriate notices in form and substance reasonably satisfactory to Purchaser, cooperating with Purchaser in soliciting consents from such depositors to the extent required, and filing any appropriate applications with applicable regulatory authorities. Upon appointment as successor trustee/custodian by Seller after the Closing Date, Purchaser shall succeed to the rights, obligations, properties, assets, investments, deposits, agreements and trusts of Seller under such IRAs, all to the same extent as though Purchaser had originally assumed such appointments; provided that Purchaser shall have no liability for any action or failure to act by Seller with respect to IRAs that occurred on or prior to the Closing Date. The IRA account of any customer rejecting the appointment of Purchaser (or its designee) as successor trustee/custodian shall be excluded from the Deposits and shall be deemed to be an “Excluded Liability” for the purposes of this Agreement.

Section 4.11 Insurance. Until the Closing Date, Seller shall maintain in full force and effect all of its insurance policies or comparable policies relating to the Branch Offices and the Personal Property.

Section 4.12 Taxpayer Information and Reporting.

(a) Seller shall deliver to Purchaser within three (3) Business Days after the Closing Date: (i) TINs (or record of appropriate exemption) for all holders of Accounts and (ii) all other information in Seller’s possession or reasonably available to Seller required by Applicable Law to be provided to the IRS with respect to the Assets and Deposits and the holders thereof (collectively, the “Taxpayer Information”). All such Taxpayer Information shall reflect such information as of the Closing Date.

(b) Seller shall report from January 1, 2009 through the Closing Date all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits. Purchaser shall report after the Closing Date through the end of the calendar year all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits. Such reports shall be made to the holders of the Deposits and to the applicable federal and state regulatory agencies in accordance with Applicable Laws.

Section 4.13 Assistance Clause. In connection with any audit or other examination by any Governmental Entity, or any judicial or administrative proceeding relating to the Assets transferred to Purchaser or Assumed Liabilities assumed by Purchaser as contemplated by this Agreement, Seller and Purchaser agree to provide each other such assistance as may be reasonably requested. In the event that Seller must obtain information regarding the Assets transferred to Purchaser or the Assumed Liabilities assumed by Purchaser in connection with any such audit, execution or proceeding, and such information is in the possession or control of Purchaser, Purchaser shall perform the required research on behalf of Seller and make copies of, and excerpts from, such books and records as reasonably required by Seller. In the event that Purchaser must obtain information regarding the Assets transferred to Purchaser or the Assumed Liabilities assumed by Purchaser in connection with any such audit, execution or proceeding, and such information is in the possession or control of Seller, or for any other reason requires any information regarding the Assets, the Assumed Liabilities, the Branch Business or the Employees and such information is in control or possession of Seller, Seller shall perform the required research on behalf of Purchaser and make copies of, and excerpts from, such books and records as reasonably required by Purchaser. Purchaser shall retain all records received from Seller with respect to the Assets and Assumed Liabilities as required by Applicable Laws and Purchaser’s record retention practices provided that in no event shall Purchaser retain such records for a period of less than seven (7) years from the Closing Date; provided, however, that if Seller notifies Purchaser during such period that any Tax year of Seller is under examination by any Taxing authority, books and records relating to such examination shall be either, in Purchaser’s sole discretion, (a) maintained by Purchaser until a final determination of the tax liability of Seller for that year has been made and notice thereof provided to Purchaser or (b) remitted to Seller (after redaction of any portion of such books and records relating to income Taxes of Purchaser). Seller shall retain all records relating to the Assets, Assumed Liabilities, Branch Business and Employees not transferred to Purchaser as required by Applicable Laws and Seller’s record retention practices provided that in no event shall Seller retain such records for a period of less than seven (7) years from the Closing Date, provided, however, that if Purchaser notifies Seller during such period that any Tax year of Purchaser is under examination by any Taxing authority, books and records relating to such examination shall be either, in Seller’s sole discretion, (i) maintained by Seller until a final determination of the tax liability of Purchase for that year has been made and notice thereof provided to Seller or (ii) remitted to Purchaser (after redaction of any portion of such books and records relating to income Taxes of Seller).

Section 4.14 Transfer of Safe Deposit Box Businesses. At or about the time as the notice sent pursuant to section 1.1(a) of Schedule 4.8, Seller shall notify the owners of each of the safe deposit boxes at the Branch Offices, by a letter in a form mutually acceptable to Purchaser and Seller, that, in connection with such transactions, Seller shall assign to Purchaser the safe deposit agreements between Seller and each of such parties on the Closing Date. Seller and Purchaser shall cooperate with respect to transferring the Safe Deposit Box Business from Seller to Purchaser, including moving or entering the safe deposit boxes. Seller shall take all necessary action to put Purchaser in possession of all safe deposit boxes contents, keys and related agreements.

Section 4.15 Updating Disclosure Letter. On the Closing Date, Seller shall deliver to Purchaser updated versions of the Seller Disclosure Letter with the latest information available to Seller as of three (3) Business Days prior to the Closing Date. Within five (5) Business Days after the Closing Date, Seller shall deliver to Purchaser final versions of the Seller Disclosure Letter covering all transactions through the close of business on the Closing Date. No updating of the Seller Disclosure Letter pursuant to this Section 4.15 shall relieve Seller from any liability for a breach of Seller’s representations and warranties set forth herein or otherwise affect the representations and warranties of Seller or any other provision of this Agreement, including Sections 1.1 and 1.2.

Section 4.16 Book Value Schedule. At least three (3) Business Days prior to the Closing Date, at the time Seller delivers the certificate contemplated by Section 1.6, Seller shall deliver to Purchaser a true and complete schedule (the “Book Value Schedule”) setting forth the aggregate book value, net of accumulated depreciation, as of the last day of the month immediately preceding the month in which the Closing occurs, of: (a) the Personal Property located at the Branch Offices, (b) the Leasehold Improvements and (c) the Owned Real Properties, in each case determined in accordance with Seller GAAP. Such schedule shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld or delayed.

Section 4.17 Delivery of Records. On the Closing Date, Seller shall deliver to Purchaser the Records referred to in Section 1.1(a)(v), to the extent that any such Records are not located at the Branch Offices; provided, that with respect to Records in image format, Seller shall cooperate with and assist Purchaser to convert such image to its systems so that such conversion will be effected on, or as soon as practicable following, the Closing.

Section 4.18 Other Pre-Closing Transition Items. Seller and Purchaser agree to cooperate to identify prior to Closing any contracts, leases and other agreements of Seller attributable to the operation of the Branch Offices, if any, that may be added as Contracts in the sole discretion of each of the parties.

Section 4.19 Non-Solicitation of Business. In consideration of the purchase of Assets and assumption of the Assumed Liabilities by Purchaser, Seller shall not, and shall cause Parent and each of its subsidiaries not to, for a period of four (4) years after the Closing Date, solicit, on behalf of itself or others, deposits, loans, brokerage or other business from customers (a) located in the State of Colorado or (b) whose Deposits are assumed or whose Loans, safe deposit or any other business are acquired by Purchaser hereunder; provided, that nothing in clause (a) or (b) of this Section 4.19 shall prohibit Seller from making any such solicitation with respect to any customer’s business if such solicitation occurs outside of the State of Colorado and is not directed at attracting any of the customers described in clause (a) or (b) of this Section 4.19. Notwithstanding the provisions of this Section 4.19, (A) nothing herein shall prevent Seller, Parent or any of its Subsidiaries from soliciting so-called “brokered” certificates of deposit and (B) Seller or any Affiliate may continue to engage in all customary communications, including distribution of solicitations and promotional materials, with any customers of the Branch Offices with whom Seller or any Affiliate maintains a banking, lending, brokerage or other financial relationship pursuant to or as permitted by the terms of this Agreement after the Closing Date (including obligors under Excluded Loans, holders of any Excluded Deposit).

Section 4.20 Covenant Not to Compete.

(a) From and after the Closing, and for a period of four (4) years following the Closing Date, other than for the purpose of winding-down the Excluded Assets specified in Sections 1.2(a)(i) and 1.2(a)(ii)(F), (G) and (H) and held by Seller as of the Closing Date, Seller shall not, and shall cause its Parent and each of its subsidiaries not to, enter into any agreement to, acquire, lease, purchase, own, operate or use any building, office or other facility or premises located in the State of Colorado for the purpose of making loans, accepting deposits, cashing checks, originating mortgages, or offering brokerage or insurance services.

(b) Notwithstanding anything to the contrary set forth therein, the restrictions set forth in Section 4.20(a) shall not apply to any Person (other than Parent and Seller or their respective subsidiaries that, acquires all or any portion of the assets or equity interests in Seller, Parent their respective subsidiaries (whether by merger, consolidation, stock or asset purchase, or other similar transaction).

Section 4.21 Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a) Each party hereto shall refrain from taking any action which would knowingly render any of its representation or warranty contained in Article II or III inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b) During the period prior to the Closing Date, Seller will notify Purchaser of (i) any material adverse change in the condition of the Assets, the Assumed Liabilities or the Branch Business, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced which would have been listed in Section 2.7 of the Seller Disclosure Letter if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iii) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any material default under any Contract, Lease or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has knowledge.

Section 4.22 Use of Licensed IP. For a period of six (6) months after the Closing Date, Purchaser and its Affiliates shall have the royalty-free right to use the name of Seller in connection with signage existing prior to Closing, checks and stationary and other inventory processed or manufactured by Seller, as well as to refer to the Branch Business as “formerly “First Community Bank” and, with the prior written consent of Seller, which shall not be unreasonably withheld, to use such reference in advertising or in the description or name of any service or product from time to time purchased, processed, manufactured or sold by Purchaser and its Affiliates in continuation of the Branch Business.

Section 4.23 Landlord’s Consent. Seller shall use its commercially reasonable efforts so that at least three (3) Business Days prior to the Closing Date, Seller shall obtain from each lessor or landlord under a Tenant Lease which requires the consent of the lessor or landlord thereunder to an assignment of each such Tenant Lease, a consent to assignment by Seller of Seller’s interest in such Tenant Leases (“Landlord’s Consent”), each of which Landlord’s Consent shall be substantially in such form attached as Exhibit 4.23; or, if Seller, after reasonable diligence, cannot obtain such Landlord’s Consents substantially in the form of Exhibit 4.23, then such Landlord’s Consents shall be in a form reasonably acceptable to Purchaser, and shall specifically provide, among other things, that neither Seller (as tenant) or such landlord (as landlord) is in default under such Tenant Lease. Seller shall have no obligation to offer or pay any consideration in order to obtain any such consents or approvals. All Tenant Leases requiring the lessor’s or landlord’s consent to Seller’s assignment of its interest therein are set forth on Section 2.3 of the Seller Disclosure Letter.

Section 4.24 Intentionally Omitted.

Section 4.25 Tenant’s Estoppel Certificates. Seller shall use its commercially reasonable efforts so that at least three (3) Business Days prior to the Closing Date, Seller shall obtain from each tenant or lessee under a Landlord Lease, an estoppel certificate executed by each such tenant or lessee under a Landlord Lease (“Tenant’s Estoppel Certificate”), each of which Tenant’s Estoppel Certificates shall be substantially in such form attached as Exhibit 4.25; or, if Seller, after reasonable diligence, cannot obtain such Tenant’s Estoppel Certificates substantially in the form of Exhibit 4.25, then such Tenant’s Estoppel Certificate shall be in a form reasonably acceptable to Purchaser. Seller shall have no obligation to offer or pay any consideration in order to obtain any such certificates.

Section 4.26 Title and Title Survey. As soon as reasonably practicable, Seller shall reasonably cooperate with Purchaser (at Purchaser’s sole cost and expense) to obtain title commitments for owners’ policies of title insurance prepared by Chicago Title Insurance Company or another title insurance company selected by Purchaser (“Title Company”) promptly after the date hereof (but in any event within three (3) Business Days following the date hereof), and a certified ALTA survey (each, a “Survey”), with respect to all of the Owned Real Properties. Each such survey: (a) shall be an ALTA survey duly certified by the respective surveyor to Purchaser, the Title Company and any other parties elected by Purchaser; (b) shall be in form and substance reasonably acceptable to Purchaser and the Title Company; (c) shall show no encroachments or other survey defects with respect to the buildings, structures and other improvements thereon and which shall show no encroachments or other survey defects with respect to the property lines and boundaries thereof (in each case, other than Permitted Encumbrances). Each such title commitment shall reflect that upon payment of all premiums and charges due for such title insurance, the respective Sellers shall be vested with good, marketable and fee simple title to such Owned Real Properties, subject only to Permitted Encumbrances. Each title commitment delivered pursuant to this Section 4.26 shall contain, at Purchaser’s cost and expense, the following endorsements, but only to the extent available in Colorado: Zoning 3.1 (with parking), access, contiguity, survey (same/same), permanent index (tax parcel) number, owner’s comprehensive, and extended coverage (deletion of standard exceptions), and any other endorsements reasonably required by Purchaser. In the event that any of the title insurance commitments or surveys to be obtained pursuant to this Section 4.26 reveals Encumbrances that are not Permitted Encumbrances, to the extent that such Encumbrances can be cured by the payment or expenditure of money, Seller shall be obligated to correct or cure such defect or problem as promptly as practicable. Seller shall cooperate with Purchaser to obtain, on or prior to the Closing Date, final dated-down title commitments (for the issuance of final title policies) and Purchaser shall pay, at Closing, all costs and expenses of the Title Company for all title insurance work charges, searches, title examinations, abstracts, all ALTA title insurance premiums and all endorsements. Purchaser shall pay all escrow closing fees and charges (excluding the aforementioned title work charges and search fees set forth in the immediately preceding sentence) at Closing. For the avoidance of doubt, any Encumbrance which is fully cured pursuant to this Section 4.26 shall not constitute the basis of any claim by Purchaser for breach of representation or warranty set forth in Sections 2.5 or 2.13.

Section 4.27 Real Estate Transfer Declarations. Each of Seller and Purchaser shall execute and deliver to the other at Closing, such customary and required municipal, county and state real estate transfer declarations as may be required to transfer the Owned Real Properties from Seller to Purchaser.

Section 4.28 Seller Sublease. Provided that all applicable consents are received, at Closing, Seller and Purchaser shall enter into a sublease, substantially in the form attached hereto as Exhibit 4.28, for that portion of Suite 625 of the Denver Tech Center, as further described and on the terms and conditions set forth in Exhibit 4.28 or such other terms and conditions as the landlord of such property may require that are acceptable to each of Purchaser and Seller acting reasonably.

ARTICLE V

EMPLOYEE MATTERS

Section 5.1 Employees.

(a) Purchaser shall offer employment to each employee employed by or at a Branch Office as of the Closing Date and listed on Section 2.16(a) of the Seller Disclosure Letter (as may be amended by written mutual agreement by Purchaser and Seller) (the “Employees”) on terms and conditions substantially comparable to the terms and conditions of employment provided to employees of Purchaser of comparable positions and tenure, in the aggregate (a “Comparable Position”), which shall include base compensation that is not less than the base compensation received by such employee from Seller immediately prior to the Closing; provided, that, for the avoidance of doubt, the employees listed on Schedule 5.1(a) of the Seller Disclosure Letter shall not be deemed to be “Employees” for the purposes hereof. Seller shall use commercially reasonable efforts to assist Purchaser in its efforts to hire the employees receiving offers under this Section 5.1(a) and Seller shall not take, and shall cause each of its Affiliates not to take, any action which would impede, hinder, interfere or otherwise compete with such efforts. Seller hereby waives and shall cause its Affiliates to waive any noncompetition, nonsolicitation, confidentiality and other restrictions to the extent such restrictions would otherwise limit the scope of any Transferred Employee’s services to Purchaser or its Affiliates, and hereby assigns to Purchaser the right to enforce any such restrictions to the extent that they can be assigned and relate to the Branch Business or the Assets. Each offer of employment pursuant to this Section 5.1(a) shall be effective as of the first day following the Closing Date; provided that in the case of any offeree who is in inactive status or otherwise absent from employment on the Closing Date, such offer shall not be binding upon Purchaser and shall not be deemed to have been accepted by such offeree unless such offeree reports to Purchaser for active work within twelve (12) weeks after the Closing Date, or if absent by reason of short-term disability, injury or illness, within the period prescribed by Seller’s short-term disability plan, or within six (6) months if no such period is prescribed by Seller’s short-term disability plan, and with acceptable medical release for regular work or work with reasonable accommodation, or if absent on statutory leave such as maternity or parental leave within the period prescribed by the applicable statute for such leave. All such Employees who accept Purchaser’s offer of employment and actually perform services for Purchaser on or after the Closing Date are hereinafter referred to as the “Transferred Employees”. The employment of the Transferred Employees with Purchaser shall be considered effective and their employment by Seller shall terminate and transfer to Purchaser on the date they first perform services for Purchaser (the “Employment Effective Date”). Notwithstanding anything set forth below or herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of Purchaser to continue the employment of any employee for any definite period following the

Employment Effective Date, and (ii) nothing in this Agreement shall preclude Purchaser from altering, amending, or terminating any of its Employee Benefit Plans, or the participant of any of its employees in such plans, at any time. Seller shall be liable for, and indemnify and hold Purchaser harmless from, all claims, demands, costs or other liabilities, including reasonable attorneys’ fees: (i) related to the employees of Seller who do not become Transferred Employees, except to the extent that Purchaser has illegally discriminated against or otherwise acted illegally with respect to such employees; (ii) to the extent such liability arises from any action, event or course of conduct (except for any action, event or course of conduct by Purchaser) that occurs prior to the Employment Effective Date; or (iii) to the extent such liability arises under or relates to any Employee Benefit Plan. From and after the Closing Date, Purchaser shall pay, discharge and be responsible for all salary, wages, claims and benefits arising out of or relating to the employment of the Transferred Employees by Purchaser on and after the Employment Effective Date.

(b) Except as otherwise required by the terms of any such Employee Benefit Plan or Applicable Law, as of the Employee Effective Date, each Transferred Employee shall cease to be covered by any employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA), including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance, disability coverage, and vacation and severance pay sponsored or maintained by Seller and shall cease accruing benefits under any employee pension plan (as such term is defined in Section 3(2) of ERISA) sponsored or maintained by Seller. Purchaser shall cause all Employees as of the Employment Effective Date to be eligible to participate in any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of Purchaser in which similarly situated employees of Purchaser are generally eligible to participate without duplication of benefits and the “employee welfare benefit plans” and “employee pension plans” (as defined in Section 3(1) and Section 3(2) of ERISA, respectively) and any other employee benefit plan, program, policy or arrangement of Purchaser in which similarly situated employees of Purchaser are generally eligible to participate. Purchaser agrees to (i) waive any pre-existing conditions and waiting periods under such plans, and (ii) cause such plans to honor any expenses incurred by the Transferred Employees and their beneficiaries under similar plans of Seller during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses. For purposes of any eligibility, seniority requirements, waiting periods, vesting periods and severance benefits based on length of service in any plan, policy or arrangement of Purchaser for which a Transferred Employee may be eligible after the Closing, Purchaser shall ensure that service by such Employee with Seller shall be deemed to have been service with Purchaser for all purposes under any such plan, policy or arrangement to the extent such service is credited by Seller under its similar plans; provided that Purchaser shall not be required to treat an Employee’s service with Seller as service with Purchaser for purposes of determining benefit accrual under any defined benefit plan maintained by Purchaser.

(c) With respect to any Employee who was not offered a Comparable Position with Purchaser or who is terminated by Purchaser other than for “cause” within twelve (12) months following the date of this Agreement, Purchaser shall provide to such Employee the compensation and other benefits described in the First Community Bank Severance Plan Policy listed in Section 2.16(b) of the Seller Disclosure Letter to the extent such Employee is eligible to receive such compensation and other benefits under the terms of such plan.

(d) Seller shall use reasonable efforts to deliver to Purchaser no later than thirty (30) calendar days after the execution of this Agreement, with respect to each Employee, copies of Seller’s general employee benefit information, Employee information (including staff lists that include title and hire date, all records relating to withholding and payment of income and unemployment taxes (federal, state and local) and FICA taxes (including, without limitation, Forms W-4, Forms I-9, Employee Withholding Allowance Certificates) with respect to wages paid by Seller during the 2009 calendar year) and complete copies of the personnel records of Employees employee records (including, without limitation, performance reviews, preemployment investigation and background checks).

(e) Purchaser shall designate a 401(k) plan maintained by Purchaser to accept rollovers from Transferred Employees of “eligible rollover distributions” (as defined in Section 402(c) of the Code) from Seller’s 401(k) plan.

(f) Seller shall remain responsible for all obligations of Seller under unemployment compensation laws for all of its current and former employees, including but not limited to Transferred Employees relating to periods of employment with Seller. With respect to each Transferred Employee, Seller shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims incurred prior to the Closing Date (including claims made on or after the Closing Date) which are the result of an injury or illness originating prior to the Closing Date. Seller shall remain responsible following the Closing for any obligations arising under or relating to the employment agreements listed in Section 2.16(d) of the Seller Disclosure Letter regardless of whether the affected employees become employees of Purchaser.

(g) No officer, director, employee, agent or representative of Seller shall make any communication to any Employee regarding any compensation or benefits to be provided after the Closing without the advance written approval of Purchaser.

(h) Seller shall be responsible for providing all required notification under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and comparable state laws to all former employees of Seller at the Branch Offices, including employees who do not become Transferred Employees prior to the Employment Effective Date, and to all other Persons who became “qualified beneficiaries” under COBRA with respect to any group health plans maintained by Seller for its employees at the Branch Offices, and Seller will have provided any required COBRA coverage to all such former employees and such other qualified beneficiaries of Seller who elected COBRA coverage within the time period specified by COBRA and the regulations promulgated thereunder.

(i) For a period of ninety (90) calendar days after the Closing Date, Purchaser shall not engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of Purchaser which, if aggregated with any such conduct on the part of Seller prior to the Closing Date, would trigger obligations or liability for Seller under the WARN Act.

(j) This Agreement is not intended, nor shall it be construed, to create any express or implied third-party beneficiary rights in any Person, including present or former employees of Seller, the Employees, and any beneficiaries or dependents thereof.

Section 5.2 Notice of Closing. Except as necessary in order to obtain the Requisite Regulatory Approvals, prior to the Closing Date Purchaser shall not give any notice or notification of the closing (or possible closing) of any of the Branch Offices, or that any employees at any Branch Office are not to be offered employment by Purchaser, or be responsible for any such notice or notification or the communication of any such information to any Person (including any employee of Seller).

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.1 Certain Tax Matters.

(a) Except as otherwise provided in Section 6.1(b) (relating to Transfer Taxes), Seller and Parent, jointly and severally, shall be liable for and pay, and pursuant to the procedures provided in Article XI, shall indemnify, hold harmless, and defend the Purchaser Indemnified Parties from and against all Losses of any kind whatsoever which may at any time be incurred by, imposed upon, or asserted or awarded against the Purchaser Indemnified Parties arising out of or resulting from (i) Taxes relating to Seller, the Branch Offices, the Assets or the Assumed Liabilities for all taxable periods that end at or prior to the close of business on the Closing Date, and (ii) with respect to taxable periods (or portion thereof) that include (but do not end on) the Closing Date, except for Taxes that are imposed on a periodic basis taken into account in computing the Pro-Rata Adjustment, all Taxes relating to Seller, the Branch Offices, the Assets or the Assumed Liabilities attributable to the portion of such taxable period ending at or before the close of business on the Closing Date as if such taxable period ended as of the close of the Closing Date. The party which has the primary obligation to do so under Applicable Law shall file any Tax Return that is required to be filed in respect of Taxes described in this Section 6.1(a), and that party shall pay the Taxes shown on such Tax Return and notify the other party in writing of the other party’s share of Taxes for which it is responsible, if any, of the Taxes shown on such Tax Return and how such Taxes and share were calculated, which the other party shall reimburse by wire transfer of immediately available funds no later than ten (10) calendar days after receipt of such notice.

(b) Purchaser and Seller shall each pay one-half (50%) of all sales, use, transfer, recording, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees (collectively, the “Transfer Taxes”) incurred in connection with or resulting from this Agreement and the transactions contemplated hereunder. The party which has primary responsibility under Applicable Law for the payment of any particular Transfer Tax shall prepare and file the relevant Tax Return and pay the Taxes shown on such Tax Return. Such party shall notify the other party in writing of the other party’s one-half share of such Transfer Taxes shown on such Tax Return for which it is responsible, which the other party shall reimburse by wire transfer of immediately available funds no later than ten (10) calendar days after receipt of such notice. Notwithstanding the foregoing, no party shall make any payment or file any Tax Return with respect to the Transfer Taxes without the consent of the other party, which shall not be unreasonably withheld.

(c) Seller and Purchaser shall provide each other with such assistance as reasonably may be requested by either of them in connection with (i) the preparation of any Tax Return, or (ii) any audit or other examination by any Governmental Entity, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance.

(d) For purposes of this Agreement, the term “Taxes” shall mean (i) all taxes, charges, fees, levies or other like assessments, including, without limitation, income, gross receipts, excise, real and personal and intangible property, sales, use, transfer, withholding, license, payroll, recording, ad valorem and franchise taxes imposed by the United States, or any state, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such assessments, (ii) any liability for the payment of any amounts described in this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, including as a result of being (or having been) included or required to be included in any Tax Return related thereto, or as a result of transferee or successor liability, and (iii) any liability for the payments of any amounts as a result of being a party to any agreement or as a result of any express or implied obligation to indemnify any other Person with respect to payment of any amount of the type described in clause (i) or (ii). For purposes of this Agreement, the term “Tax Return” shall mean any return, declaration, report, notice, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Entity or otherwise mailed or provided to any Person relating to Taxes pursuant to the Code or the Treasury Regulations or corresponding provisions of state, local or foreign law, including any schedule or attachment thereto or any amendment thereof.

(e) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Article VI shall not be subject to the limitations set forth in Sections 11.4(a) and 11.4(b) and shall remain in effect through the expiration of the applicable statutes of limitations.

ARTICLE VII

CLOSING DATE

Section 7.1 Closing Date/Closing. Except as otherwise hereinafter provided, the closing date shall be held on June 26, 2009 subject to the satisfaction or waiver of the conditions set forth in Articles VIII, IX and X (except for those conditions which by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such condition) or such other date as may be mutually agreeable to the parties hereto (the “Closing Date”). Delivery of the instruments of assignment and transfer to be delivered by Seller and payment by Seller of the amount set forth in Section 1.6, delivery of the instruments of assumption to be delivered by Purchaser, and the other transactions herein contemplated to take place concurrently with such deliveries, assumptions, and payments (the “Closing”), shall take place on the Closing

Date, at 10:00 a.m. Central Time, at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois (or at such other time and place as are agreed to by the parties), and all such deliveries, assumptions, and payments shall be effective as of the close of business on the Closing Date; provided that (i) any funds to be paid on the Closing Date shall be paid by wire transfer of immediately available funds on the Closing Date as early as possible and, in any event, before 12:00 p.m. Mountain Time on the Closing Date and (ii) no effect shall be given to any assignment or assumption by Seller or Purchaser contained in this Agreement until Seller’s wire transfer of funds is actually received by the Title Company on the Closing Date. Any deliveries, assignments, or transfers required under this Agreement, other than the foregoing, shall be made at the time and date specified in this Agreement (and where no time is specified, on or before the close of business on the date specified) and in the manner and place specified in this Agreement (or, where not specified, in the manner and place as may be reasonably requested in writing by the party that is to receive such delivery, assignment or transfer). The payment of the Final Transfer Amount specified in Section 1.8, to the extent based on any of the items to be reflected on the Post-Closing Schedule, shall be determined as of the close of business on the Closing Date.

ARTICLE VIII

CONDITIONS TO EACH PARTY’S OBLIGATIONS

The obligations of the parties under this Agreement to be performed at the Closing shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:

Section 8.1 Approval of Governmental Authorities. All regulatory approvals or actions required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all mandatory statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

Section 8.2 No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing or declaring illegal the consummation of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

ARTICLE IX

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of Purchaser under this Agreement to be performed at the Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

Section 9.1 Representations and Warranties True; Obligations Performed; No Material Adverse Changes.

(a) The representations and warranties made by Seller contained in Section 2.1(a) and the first sentence of Section 2.1(b), Section 2.2, Section 2.3, Section 2.5 and the first sentence of Section 2.19 shall be true and correct in all respects (except for any inaccuracies that are de minimis in the aggregate) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) The representations and warranties made by Seller in this Agreement (other than the representations and warranties set forth in Section 2.1(a) and the first sentence of Section 2.1(b), Section 2.2, Section 2.3, Section 2.5 and the first sentence of Section 2.19) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Seller shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(d) Between the date of this Agreement and the Closing Date, there shall not have occurred any Material Adverse Effect nor any event or condition that would be reasonably likely to have a Material Adverse Effect.

(e) The Estimated Deposits shall equal at least $430,000,000.

(f) Seller shall have delivered to Purchaser a certificate of an executive officer of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 9.1(a)-(e).

Section 9.2 Consents. All of the consents contemplated by Section 9.3 and all other third party consents the failure to obtain which would have a Material Adverse Effect (other than those constituting Requisite Regulatory Approvals, which are addressed in Section 8.1) shall have been obtained by Seller.

Section 9.3 Deliveries. Seller shall have delivered to Purchaser at or prior to the Closing:

(a) a Bill of Sale substantially similar in form and substance to Exhibit 9.3(a) hereto duly executed by Seller.

(b) With respect to the Owned Real Properties:

(i) a Special Warranty Deed duly executed by Seller with covenants against grantor’s acts substantially similar in form and substance to Exhibit 9.3(b)(i) hereto, with all required documentary and transfer stamps attached thereto, and subject only to Permitted Encumbrances;

(ii) an assignment and assumption agreement duly executed by Seller with respect to each Landlord Lease (the “Assignment and Assumption of Landlord Leases”) substantially similar in form and substance to Exhibit 9.3(b)(ii) hereto;

(iii) a notice to each tenant under a Landlord Lease (the “Tenant Notice”) substantially similar in form and substance to Exhibit 9.3(b)(iii) hereto duly executed by Seller, which Purchaser shall send to each tenant under each of the Landlord Leases (as the case may be) promptly after the Closing Date;

(iv) the original Landlord Leases and all Contracts relating to each Owned Real Property which are assigned by Seller and assumed by Purchaser hereunder (to the extent originals are available and, if not, certified copies thereof), together with such leasing and property files and records which are located at the Properties;

(v) the security deposits held by Seller under any Landlord Leases;

(vi) a final owner’s title insurance policy for each parcel of Owned Real Property being transferred to Purchaser (as required by, and complying with the requirements of, Section 4.26), based on the title commitments issued pursuant to Section 4.26;

(vii) a final Survey for each parcel of Owned Real Property being transferred to Purchaser (as required by, and complying with the requirements of, Section 4.26);

(viii) a customary, completed “FIRPTA” non-foreign person affidavit executed by Seller in favor of Purchaser in accordance with Section 1445 of the Code and the Treasury regulations promulgated thereunder; and

(ix) such other documents and instruments of conveyance, assignment, and/or transfer as may be reasonably necessary, advisable or required by the Title Company to close the transaction under this Agreement with respect to the Owned Real Properties pursuant to customary Deed and Money Escrow Instructions/New York Style Closing Escrow Instructions in form and substance reasonably acceptable to Seller and Purchaser, and as are reasonably required to effectuate the Closing contemplated under this Agreement, including, without limitation, any and all real estate transfer declarations, ALTA Statements, GAP Undertakings, 1099 Solicitations, affidavits and any such other title clearance documentation required by the Title Company.

(c) With respect to each of the Leased Real Properties:

(i) an assignment and assumption agreement duly executed by Seller with respect to each Tenant Lease (the “Assignment and Assumption of Tenant Leases”) substantially similar in form and substance to Exhibit 9.3(c)(i) hereto;

(ii) a certificate in form and substance reasonably satisfactory to Purchaser of an executive officer of Seller certifying that, as of the Closing Date, with respect to each Tenant Lease, no rent or penalties are due thereunder and Seller is not in breach of any material provision of such Tenant Lease;

(iii) each of the duly executed Landlord’s Consents required under Section 4.23 and the Tenant’s Estoppel Certificates required under Section 4.25; and

(iv) to the extent not included in the Assets or located at the Branch Offices, the original Tenant Leases and all Contracts relating to each Leased Real Property which are assigned by Seller and assumed by Purchaser hereunder (to the extent originals are available and, if not, certified copies thereof), together with such leasing and property files and records which are located at the Leased Real Properties.

(d) a copy of the Restated Articles of Incorporation of Seller certified as of a recent date by the Secretary of State of the State of New Mexico.

(e) a certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of New Mexico.

(f) a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to (i) no amendments to the Restated Articles of Incorporation of Seller since a specified date; (ii) the Bylaws of Seller; (iii) the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and any other agreements contemplated hereby and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any other agreements contemplated hereby.

(g) a copy of the Restated Articles of Incorporation of Parent certified as of a recent date by the Secretary of State of the State of New Mexico.

(h) a certificate of good standing of Parent issued as of a recent date by the Secretary of State of the State of New Mexico.

(i) a certificate of the secretary or an assistant secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to (i) no amendments to the Restated Articles of Incorporation of Parent since a specified date; (ii) the Bylaws of Parent; (iii) the resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and any other agreements contemplated hereby and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Parent executing this Agreement and any other agreements contemplated hereby.

(j) all consents, waivers or approvals obtained by Seller with respect to the Assets or the consummation of the transactions contemplated by this Agreement.

(k) The original promissory notes relating to the Loans together with such instruments as may be required to assign such notes to Purchaser.

(l) all such other endorsements, assignments, bills of sale, and other instruments of conveyance, assignment and/or transfer, in each case in form and substance reasonably satisfactory to Purchaser, as shall be reasonably necessary or advisable to consummate the sale and transfer to Purchaser of the Assets.

(m) Evidence, in form and substance reasonably satisfactory to Purchaser, of the termination of each financing statement listed on Exhibit 9.3(m) to the extent applicable to the Assets, Assumed Liabilities or the Branch Offices.

(n) To the extent not included in the Assets or located at the Branch Offices, all collateral security of any nature whatsoever held by Seller as collateral for any of the Assets.

(o) Possession of the Assets and access to and keys to the Branch Offices and all security devices located at the Branch Offices, together with security codes for access to the Branch Offices and combinations to all locking devices of Seller located at the Branch Offices.

Section 9.4 Charter Acquisition. Purchaser shall have consummated the Charter Acquisition.

ARTICLE X

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller under this Agreement to be performed at the Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

Section 10.1 Representations and Warranties True; Obligations Performed.

(a) The representations and warranties made by Purchaser contained in Section 3.1(a) and the first sentence of Section 3.1(b), and Section 3.2(a) and Section 3.2(b)(i) shall be true and correct in all respects (except for any inaccuracies that are de minimis in the aggregate) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) The representations and warranties made by Purchaser in this Agreement (other than the representations and warranties set forth in Section 2.1(a) and the first sentence of Section 3.1(b), and Section 3.2(a) and Section 3.2(b)(i)) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c) Purchaser shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(d) Purchaser shall have delivered to Seller a certificate of an executive officer of Purchaser, dated the Closing Date, certifying to the fulfillment of the conditions in Section 10.1(a)-(c).

Section 10.2 Consents. All of the consents contemplated by Section 3.3 (other than those constituting Requisite Regulatory Approvals, which are addressed in Section 8.1) shall have been obtained by Purchaser.

Section 10.3 Deliveries. Purchaser shall have executed and delivered to Seller at or prior to the Closing:

(a) an Instrument of Assumption of Assumed Liabilities substantially similar in form and substance to Exhibit 10.3 hereto;

(b) with respect to each of the Owned Real Properties, a duly executed Assignment and Assumption of Landlord Leases;

(c) with respect to each of the Leased Real Properties, a duly executed Assignment and Assumption of Tenant Leases;

(d) a copy of Purchaser’s Articles of Incorporation certified as of a recent date by the Secretary of State of the State of South Dakota;

(e) a certificate of good standing of Purchaser issued as of a recent date by the Secretary of State of the State of South Dakota;

(f) a certificate of the secretary or an assistant secretary of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the Certificate of Incorporation of Purchaser since a specified date; (ii) the Bylaws of Purchaser; (iii) the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and any agreements contemplated hereby and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Purchaser executing this Agreement and any agreement contemplated hereby; and

(g) all such other instruments, in each case in form and substance reasonably satisfactory to Seller, as shall be reasonably necessary or advisable to consummate the sale and transfer of Assets to, and the assumption of Assumed Liabilities by, Purchaser.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Seller to Indemnify. Subject to the terms and conditions of this Article XI, from and after the Closing, Seller and Parent, jointly and severally, agree to indemnify, hold harmless and defend Purchaser, its Affiliates (as “Affiliates” is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) and Purchaser’s and each such Affiliate’s directors, officers, subsidiaries, successors and assigns, and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all claims, losses, liabilities, costs and expenses, including reasonable legal fees and expenses, damages, expenditures, proceedings, judgments, awards, settlements, fines, penalties, Taxes, demands and obligations to third parties (“Losses”) of any kind whatsoever which may at any time be incurred by, imposed upon, or asserted or awarded against any Purchaser Indemnified Party:

(a) arising out of or resulting from the breach or inaccuracy of any representation or warranty made by Seller in this Agreement, the certificate delivered to Purchaser by Seller pursuant to Section 9.1(f) or any documents, agreements or instruments to be executed by Seller or Parent pursuant to this Agreement;

(b) arising out of or resulting from any breach or failure to comply with any covenant or agreement made by Seller or Parent in this Agreement or any documents, agreements or instruments to be executed by Seller or Parent pursuant to this Agreement;

(c) arising out of or resulting from or based upon any asset of Seller or Parent other than the Assets, including the Excluded Assets, or any liability of Seller or Parent other than the Assumed Liabilities, including the Excluded Liabilities;

(d) any failure of Seller to obtain prior to the Closing any consent contemplated by Section 9.2; and

(e) any inaccuracy in the certificate delivered by Seller to Purchaser pursuant to Section 9.3(c)(ii).

Section 11.2 Purchaser to Indemnify. Subject to the terms and conditions of this Article XI, from and after the Closing, Purchaser agrees to indemnify, hold harmless and defend Seller and its Affiliates and Seller’s and each such Affiliate’s directors, officers, subsidiaries, successors and assigns, and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses of any kind whatsoever which may at any time be incurred by, imposed upon, or asserted or awarded against Seller Indemnified Parties (a) arising out of or resulting from the breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement, the certificate delivered to Seller by Purchaser pursuant to Section 10.1(d) or any documents, agreements or instruments to be executed by Purchaser pursuant to this Agreement, (b) arising out of or resulting from any breach or failure to comply with any covenant or agreement made by Purchaser in this Agreement or any documents, agreements or instruments to be executed by Purchaser pursuant to this Agreement or (c) the failure by Purchaser to perform any of its obligations with respect to the Assumed Liabilities in accordance with their terms.

Section 11.3 Procedure for Indemnification.

(a) If a party entitled to be indemnified under this Agreement (an “Indemnitee”) receives notice of the assertion by an unaffiliated third party (a “Third Party”) of any claim or potential liability or of the commencement by any such Person of any action or proceeding (a “Third Party Claim”) with respect to which another party hereto (an “Indemnifying Party”) is obligated to provide indemnification, the Indemnitee shall give the Indemnifying Party prompt notice thereof after becoming aware of such Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by the Indemnitee. Such notice shall be a condition precedent to any liability of the Indemnifying Party for any Third Party Claim under the provisions for indemnification contained in this Agreement; provided, however, that the failure of the Indemnitee to give prompt notice to the Indemnifying Party of such Third Party Claim shall adversely affect the Indemnitee’s rights to indemnification hereunder solely to the extent that such failure prejudices the Indemnifying Party in the defense of such Third Party Claim. The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, which counsel shall be reasonably acceptable to the Indemnitee, any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within fifteen (15) calendar days after receiving notice of the Third Party Claim, notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnitee of its election as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnitee may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) the costs and expenses of the Indemnitee incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of the Agreement. In addition, in connection with any Third Party Claim in which the Indemnitee shall reasonably conclude, based upon an opinion of its counsel, that (A) there is a conflict of interest between the Indemnifying Party and the Indemnitee in the conduct of the defense of such Third Party Claim, (B) there are specific defenses available to the Indemnitee which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, or (C) the Indemnifying Party’s counsel is not reasonably acceptable to the Indemnitee, then the Indemnitee shall have the right to retain separate counsel in connection with such Third Party Claim. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of counsel to each of the Indemnifying Party and the Indemnitee but in no event shall Indemnifying Party be liable for the fees and expenses of more than one counsel, separate from its own counsel, for Indemnitees who have no conflicts of interests among them in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same allegations or circumstances. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim (unless the sole relief payable to a Third Party in respect of such Third Party Claim is monetary damages that are paid in full by the party settling or compromising such claim) over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, except as otherwise provided herein, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.

(b) Notwithstanding anything to the contrary contained in Section 11.3(a), in the event prompt action is required with respect to the defense of a Third Party Claim, the Indemnitee shall, subject to the terms and conditions of this Article XI, have the right to assume the defense of such Third Party Claim; provided, however, that in the event that the Indemnifying Party subsequently elects to assume the defense of such Third Party Claim, then the provisions set forth in Section 11.3(a) shall be applicable and the Indemnifying Party shall, subject to the terms and conditions of this Article XI, reimburse the Indemnitee for any costs and expenses incurred by the Indemnitee prior to the date the Indemnifying Party assumes control of such Third Party Claim.

Section 11.4 Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, except with respect to Sections 2.1, 2.2, 2.3, 2.5, 2.9, 2.11 and Article VI to which this Section 11.4 shall not apply, no claim shall be made against Seller or Parent for indemnification under Section 11.1(a) with respect to any Loss which any of Purchaser’s Indemnified Parties may suffer, incur or sustain unless the aggregate of all such Losses described in Section 11.1(a) shall exceed $200,000 (the “Deductible”), and Seller and Parent shall only be required to pay or be liable for any such Losses described in Section 11.1(a) to the extent that the aggregate amount of such Losses exceeds the Deductible, and then only with respect to Losses incurred in excess of such amount. Notwithstanding anything to the contrary herein, any Loss or Losses which would otherwise be subject to indemnification by Seller and Parent pursuant to

Section 11.1(a) relating to any single breach or series of related breaches by Seller shall not constitute “Losses” for the purposes hereof, and therefore shall not be applied toward the Deductible or be indemnifiable hereunder, unless such Losses relating to any single breach or series of related breaches exceed $5,000.

(b) Except with respect to Sections 2.1, 2.2, 2.3, 2.5, 2.9 and 2.11 and Article VI to which this Section 11.4(b) shall not apply, the maximum aggregate amount of Losses against which the Purchaser Indemnified Parties shall be entitled to be indemnified under Section 11.1(a) with respect to all claims thereunder shall be an amount equal to $40,000,000.

(c) NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT SUCH DAMAGES THAT ARE PAYABLE TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM FOR WHICH ANY PERSON IS SEEKING INDEMNIFICATION HEREUNDER, AND EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO RECEIVE SUCH DAMAGES UNDER THIS AGREEMENT.

Section 11.5 Indemnification Payments on After-Tax Basis. Any indemnification payment made under this Agreement with respect to any Loss shall be (a) an amount which is sufficient to compensate the indemnified party for the amount of such Loss, after taking into account all increases in federal, state, local, foreign or other Taxes payable by the indemnified party as a result of such payment and (b) net of any Tax savings actually realized by the indemnified party resulting from deductions or other tax benefits attributable to such Loss.

Section 11.6 Purchase Price Adjustment. All indemnification payments made under this Agreement shall be treated and reported as adjustments to the purchase price for all Tax purposes unless otherwise required by Applicable Law.

Section 11.7 Survival. No rights to indemnification with respect to breaches of the representations and warranties of the parties contained in this Agreement shall be asserted by any party unless notice thereof is given on or before the date such representation or warranty no longer survives as provided in this Section 11.7. The representations and warranties of Seller, on the one hand, and of Purchaser, on the other hand, contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing Date and shall expire on the later of the second anniversary of the Closing date and June 30, 2011, except with respect to the representations contained Sections 2.1, 2.2, 2.3, 2.5 and 2.9 which will survive indefinitely and the representations contained in Sections 2.8 and 2.11 which will survive through the expiration of the applicable statutes of limitations. Any covenant or agreement of any party contained herein (including, without limitation, those relating to indemnification) shall survive the Closing indefinitely.

Section 11.8 Exclusive Remedy. The indemnification provisions of Article VI and this Article XI shall be the sole and exclusive remedy of each party hereto (including the Purchaser Indemnified Parties, and the Seller Indemnified Parties) after the Closing for any breach of the other party’s representations, warranties, covenants or agreements contained in this Agreement or otherwise with respect to this Agreement and the transactions contemplated hereby; provided that the foregoing shall not be deemed to limit the rights of each party to seek equitable remedies (including specific performance or injunctive relief) or to seek other damages in the case of fraud or willful misconduct.

Section 11.9 Non-Duplication of Article VI Indemnification. Notwithstanding anything contained in this Agreement, any indemnification otherwise payable pursuant to this Article XI shall not be made to the extent it would result in duplication of indemnification payments made pursuant to Article VI.

ARTICLE XII

TERMINATION

Section 12.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser, upon written notice to the other, if the transactions contemplated by this Agreement shall not have been consummated on or before the date that is one hundred fifty (150) calendar days after the date hereof (the “Termination Date”), unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the agreements set forth herein required to be performed or observed by such party at or before the Closing; provided, however, that in the event that the conditions set forth in Section 8.1 and Section 9.4 are the only conditions (other than conditions which by their nature can only be satisfied at Closing) which have not been satisfied by the Termination Date (and provided that the reason for the failure of the condition set forth in Section 9.4 is the failure to obtain any required regulatory approvals), the Termination Date shall automatically be extended by thirty (30) calendar days;

(c) by Seller, upon written notice to Purchaser specifying the nature of any such breach and requesting that it be remedied, if there shall have been any breach of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement or if any representation or warranty of Purchaser shall have become untrue, in either case (i) such that the conditions set forth in Section 10.1 would not be satisfied and (ii) such breach is not curable, or if curable, is not cured within forty-five (45) calendar days after receipt by Purchaser of such written notice from Seller; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 12.1(c) if it, at such time, is in breach of any breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 9.1 would not be satisfied;

(d) by Purchaser, upon written notice to Seller specifying the nature of any such breach and requesting that it be remedied, if there shall have been any breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement or if any representation or warranty of Seller shall have become untrue, in either case (i) such that the conditions set forth in Section 9.1 would not be satisfied and (ii) such breach is not curable, or if curable, is not cured within forty-five (45) calendar after receipt by Seller of such written notice from Purchaser; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 12.1(d) if it, at such time, is in breach of any breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 10.1 would not be satisfied; or

(e) by either Seller or Purchaser, upon written notice to the other, if any Governmental Entity of competent jurisdiction issues a final unappealable order prohibiting consummation of any material transaction contemplated hereby.

Section 12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 12.2, Section 13.4, Section 13.5 and the confidentiality provisions of Section 4.2. Notwithstanding the foregoing sentence, a termination of this Agreement shall not defeat or impair the right of any party to pursue such relief as may otherwise be available to it on account of any willful breach of this Agreement.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1 Entire Agreement; Modification; Waiver. This Agreement, including the Seller Disclosure Letter, the Purchaser Disclosure Letter, the Annex, all Schedules hereto and all Exhibits hereto, together with the Confidentiality Agreement and any other agreements contemplated hereby, constitutes the entire agreement of the parties pertaining to the subject matter contained herein and supersedes all prior or contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment to, or waiver of this Agreement shall be binding unless executed in writing by Seller or Purchaser. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 13.2 Counterparts; Virtual Closing. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature page to this Agreement or any other document prepared in connection with the transactions which contains a copy of a party’s signature and which is sent by such party or its agent with the apparent intention (as reasonably evidenced by the actions of such party or its agent) that it constitute such party’s execution and delivery of this Agreement or such other document, including a document sent by facsimile transmission or by email in portable document format (pdf), shall have the same effect as if such party had executed and delivered an original of this Agreement or such other document. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 13.3 Headings; Pronouns and Other References. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof. All references in this Agreement to the Annex, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding the Annex, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this Subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The phrases “Seller’s knowledge” or “the knowledge of Seller” mean the actual knowledge of the individuals listed in Section 13.3 of the Seller Disclosure Letter after due and reasonable inquiry by such individual.

Section 13.4 Payment of Expenses. Except as otherwise expressly provided for herein, each party shall pay for its own expenses and costs in connection with the carrying out of this Agreement (including regulatory application fees).

Section 13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to the principles of conflict of laws thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 13.6 Addresses of Notice, Etc. All notices, requests, demands and other communications provided for hereunder and under the related documents shall be in writing and by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested or first class postage prepaid) to the applicable party at the addresses indicated below.

If to Purchaser:

Great Western Bank

100 N. Phillips Ave, 4th Floor

Sioux Falls, SD 57101

Attention: Jeff Erickson

Facsimile: (605) 333-7882

With a copy to:

Great Western Bank

100 N. Phillips Ave, 4th Floor

Sioux Falls, SD 57101

Attention: Timothy D. Kaiser

Facsimile: (605) 333-7882

and:

If to Seller or Parent:

First State Bancorporation

7900 Jefferson NE

Albuquerque, New Mexico 87109

Attention: H. Patrick Dee

Facsimile: (505) 241 7572

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana

Suite 6800

Houston, Texas 77002

Attention: Frank Bayouth

Facsimile: (713) 655-5200

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms hereof. All such notices, requests, demands or other communications shall be deemed properly delivered, given and received (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or the first business day following such receipt if the transmission is after 5 p.m. Mountain Time on such date or if the date is not a business day) of transmission by telecopy or facsimile or (c) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized overnight courier service.

Section 13.7 Publicity. Except as may be required by law or by the rules or regulations of any Governmental Entity or securities exchange or as may be permitted by this Agreement, prior to the Closing Date, no party shall, directly or indirectly, make or cause to be made any public announcement or disclosure, or issue any notice, with respect to any of the transactions contemplated hereby without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

Section 13.8 Severability. If any paragraph, section, sentence, clause, or phrase contained in this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining paragraphs, sections, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby.

Section 13.9 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement including Sections 4.19 and 4.20 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the necessity of posting bond in the case of Sections 4.19 and 4.20, this being in addition to any other remedy to which they are entitled at law or in equity. The prevailing party in any action commenced under this Section relating to Sections 4.19 and 4.20 shall be entitled to receive reasonable attorney’s fees and court costs.

Section 13.10 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. No party shall assign or otherwise transfer any rights under this Agreement without the express written consent of the other parties; provided, however, that any party may assign its rights under this Agreement to any Affiliate of such party; provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized corporate officers as of the date first hereinabove written.

FIRST COMMUNITY BANK

By:	/s/ H. Patrick Dee
Name:	H. Patrick Dee
Title:	President

FIRST STATE BANCORPORATION

By:	/s/ Michael R. Stanford
Name:	Michael R. Stanford
Title:	Chairman and Chief Executive Officer

GREAT WESTERN BANK

By:	/s/ Jeffory Erickson
Name:	Jeffory Erickson
Title:	President and Chief Executive Officer

Branch Purchase Agreement

SCHEDULE 1.6(b)(i)

Deposit Premium

The Deposit Premium is an amount determined in accordance with the formula:

A x B = C

where:

“A” means either: (i) when calculating the Estimated Target Amount, the Estimated Deposits; or (ii) when calculating the Final Target Amount, the Final Deposits; but in each case excluding (to the extent it is reflected in such amount) any accrued and unpaid interest with respect to such Estimated Deposits or Final Deposits;

“B” means 0.06; and

“C” is the Deposit Premium; provided that in no event will the Deposit Premium exceed Thirty Million Dollars ($30,000,000).